                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                                DANA CORPORATION
                                       AT
                              $15.00 NET PER SHARE
                                       BY

                            DELTA ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                               ARVINMERITOR, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 28, 2003, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK (THE "SHARES") OF DANA CORPORATION (THE "COMPANY") THAT, TOGETHER WITH SHARES OWNED BY DELTA ACQUISITION CORP. (THE "PURCHASER"), ARVINMERITOR, INC. ("PARENT") OR ANY OTHER SUBSIDIARY OF PARENT, REPRESENTS MORE THAN TWO-THIRDS OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) THE COMPANY'S BOARD OF DIRECTORS REDEEMING THE PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS") OR THE PURCHASER, IN ITS REASONABLE DISCRETION, BEING SATISFIED THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER DESCRIBED HEREIN, (3) THE PURCHASER, IN ITS REASONABLE DISCRETION, BEING SATISFIED THAT THE VIRGINIA AFFILIATED TRANSACTIONS ACT HAS BEEN INVALIDATED OR WILL OTHERWISE NOT PROHIBIT OR IMPEDE, FOR ANY PERIOD OF TIME, THE PROPOSED MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING THE COMPANY AND THE PURCHASER OR ANY OTHER SUBSIDIARY OF PARENT, (4) THE PURCHASER, IN ITS REASONABLE DISCRETION, BEING SATISFIED THAT THE VIRGINIA CONTROL SHARE ACT HAS BEEN INVALIDATED OR WILL OTHERWISE BE INAPPLICABLE TO THE SHARES PREVIOUSLY ACQUIRED BY PARENT AND THE SHARES TO BE ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER OR FULL VOTING RIGHTS FOR ALL SHARES PREVIOUSLY ACQUIRED BY PARENT AND THE SHARES TO BE ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER HAVING BEEN APPROVED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE VIRGINIA CONTROL SHARE ACT, (5) PARENT HAVING RECEIVED PROCEEDS UNDER NEW FINANCINGS SUFFICIENT, TOGETHER WITH CASH ON HAND, TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND TO REFINANCE ALL DEBT OF THE COMPANY AND PARENT THAT IS OR COULD BE REQUIRED TO BE REPURCHASED OR BECOMES, OR COULD BE DECLARED, DUE AND PAYABLE AS A RESULT OF THE OFFER OR THE PROPOSED MERGER OR THE FINANCING THEREOF AND (6) ALL WAITING PERIODS IMPOSED BY APPLICABLE ANTITRUST LAWS, INCLUDING THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR TERMINATED.

     PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE PROPOSED MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF PARENT AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

                                   IMPORTANT

     Any shareholder desiring to tender Shares in this offer should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal and mail or deliver the Letter of Transmittal, together with the certificates representing tendered Shares and any other required documents to Computershare Trust Company of New York, the depositary for this offer, or tender such Shares pursuant to the book-entry transfer procedures set forth in Section 3, or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated Rights are currently evidenced by the certificates representing the Shares, and by tendering Shares, a shareholder will also tender the associated Rights. If a Distribution Date (as defined in Section 11) occurs, shareholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

     Any shareholder who desires to tender such shareholder's Shares and Rights and whose certificates representing such Shares (or associated Rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares (or associated Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent, MacKenzie Partners, Inc., or the Dealer Manager, UBS Securities LLC, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained by contacting the Information Agent at (212) 929-5500 collect or at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH YOU SHOULD CAREFULLY READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THIS OFFER.

                     The Dealer Manager for this offer is:

                                   (UBS LOGO)
July 9, 2003

                               TABLE OF CONTENTS

                                                               PAGE
                                                              ------
SUMMARY TERM SHEET..........................................       1
INTRODUCTION................................................       6
THE OFFER...................................................       9
 1.  Terms of the Offer.....................................       9
 2.  Acceptance for Payment and Payment for Shares..........      11
 3.  Procedures for Tendering Shares and Rights.............      12
 4.  Withdrawal Rights......................................      16
 5.  Material U.S. Federal Income Tax Consequences of the
   Offer and the Proposed Merger............................      16
 6.  Price Range of the Shares; Dividends...................      17
 7.  Effect of the Offer on the Market for the Shares; Stock
     Exchange Listings; Exchange Act Registration; Margin
     Regulations............................................      18
 8.  Certain Information Concerning the Company.............      19
 9.  Certain Information Concerning Parent and the
   Purchaser................................................      20
10.  Background of the Offer; Contacts with the Company.....      23
11.  Purpose of the Offer; Plans for the Company; the
     Proposed Merger; Certain Conditions....................      29
12.  Source and Amount of Funds.............................      38
13.  Dividends and Distributions............................      40
14.  Conditions to the Offer................................      40
15.  Legal Matters and Regulatory Approvals.................      44
16.  Fees and Expenses......................................      46
17.  Miscellaneous..........................................      47
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND
  EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER............   S-I-1
SCHEDULE II TRANSACTIONS IN SHARES IN THE PAST 60 DAYS......  S-II-1

                               SUMMARY TERM SHEET

     The Purchaser is offering to acquire all of the outstanding shares of the Company common stock (including the associated preferred stock purchase rights) for $15.00 per share, net to the seller in cash, without interest. The following are some of the questions you, as a shareholder of the Company, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read this entire Offer to Purchase and the related Letter of Transmittal prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO PURCHASE MY SECURITIES?

     Our name is Delta Acquisition Corp. We are a Virginia corporation formed for the purpose of making a tender offer for all of your shares of the Company common stock and have carried on no other business. We are a wholly owned subsidiary of Parent. Parent is principally engaged in supplying integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. Parent also provides coil coating applications to the transportation, appliance, construction and furniture industries. See the "Introduction" and Section 9.

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

     We are offering to purchase all of the outstanding shares of the Company common stock (and the associated preferred stock purchase rights) for $15.00 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

WHY ARE YOU MAKING THIS OFFER?

     We are making this offer because Parent wants to enter into a business combination with the Company. If the offer is consummated, we intend to consummate a merger with the Company in which the Company will become a wholly owned subsidiary of Parent and all shares of the Company that are not purchased in the offer or otherwise owned by Parent will be exchanged for an amount per share in cash equal to the highest price per share paid pursuant to the offer. See the "Introduction" and Section 11.

WHAT ARE THE "PREFERRED STOCK PURCHASE RIGHTS"?

     The preferred stock purchase rights were created pursuant to the implementation of the Company's revised "poison pill" in 1996, but currently are not represented by separate certificates. Instead, they are represented by the certificates for your shares. Presently, each such certificate represents not only shares of common stock but also the corresponding right to purchase, at a price of $110 per share (subject to adjustment), one one-thousandth of a share of Series A Junior Participating Preferred Stock per share of common stock represented by such certificate. The right to purchase such preferred stock is not exercisable until a "distribution" of such rights occurs. Unless the Company's board of directors elects to redeem the poison pill and thus terminate the preferred stock purchase rights or amends the poison pill to postpone the distribution of such rights, this offer will likely result in a distribution of the preferred stock purchase rights ten days following the commencement of this offer with no further action from any party.

     In the event of a distribution, under the terms of the poison pill, Parent and its affiliates will not be entitled to any preferred stock purchase rights. Due to this fact, the Company's poison pill and the preferred stock purchase rights would, unless the poison pill is promptly redeemed by the Company's board of directors, serve to impede and perhaps frustrate Parent's attempt to merge with the Company following the consummation of this offer.

     Unless a distribution occurs, a tender of shares will include a tender of the associated preferred stock purchase rights. If a distribution does occur, you will need to tender one right with each share tendered. We will not pay any additional consideration for the tender of a preferred stock purchase right. See Sections 3 and 11.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THIS OFFER?

     The most important conditions to this offer are the following, any or all of which may be waived, to the extent legally possible, by us in our sole discretion:

     -- The Company's shareholders must validly tender and not properly withdraw before the expiration of the offer the number of shares of common stock of the Company (including the associated preferred stock purchase rights) that, together with shares owned by Parent, the Purchaser or any other subsidiary of Parent, would represent more than two-thirds of the outstanding shares of the Company common stock on a fully diluted basis.

     -- The Company's board of directors must redeem the preferred stock purchase rights or we, in our reasonable discretion, must be satisfied that the rights have been invalidated or are otherwise inapplicable to this offer and the proposed merger.

     -- We, in our reasonable discretion, must be satisfied that the Virginia
        Affiliated Transactions Act (as defined below) has been invalidated or will otherwise not prohibit or impede, for any period of time, the proposed merger or any other business combination involving the Company and us or any other subsidiary of Parent.

     -- We, in our reasonable discretion, must be satisfied that the Virginia
        Control Share Act (as defined below) has been invalidated or will otherwise be inapplicable to the shares of the Company common stock previously acquired by Parent and the shares to be acquired by us pursuant to this offer or full voting rights for all shares previously acquired by Parent, and all shares to be acquired by us pursuant to this offer must be approved by the Company's shareholders pursuant to such act.

     -- Parent must have received proceeds under new financings sufficient, together with cash on hand, to consummate this offer and the proposed merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of this offer or the proposed merger or the financing thereof.

     -- All waiting periods imposed by applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated.

     -- The other conditions described in Section 14 of this Offer to Purchase must be satisfied.

We can waive the conditions to this offer, subject to applicable law. A more detailed discussion of the conditions to consummation of this offer may be found in the "Introduction," Section 11 and Section 14.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

     In order to finance the purchase of all outstanding shares of the Company's common stock pursuant to this offer, refinance certain debt of Parent, the Company and their subsidiaries, provide for debt that may need to be redeemed or repurchased and provide for adequate working capital, Parent and the Purchaser expect to use a combination of cash on hand and one or more new financings. The new financings are expected to take the form of one or more new credit facilities and private or public placements of debt securities (which may include term and revolving bank debt, accounts receivable securitizations and/or high yield bonds) and may also include other capital raising transactions. The availability of new financings and the exact structure of the new financings will likely be subject to customary conditions, including, among other things, Parent's financial condition, the preparation, execution and delivery of mutually acceptable documentation, customary representations and warranties, covenants, mandatory prepayment provisions and events of default. Parent expects to repay amounts outstanding under new financings out of cash from operations and the proceeds from other short and long-term debt financings, although Parent does not have any firm plans with respect to other capital-raising transactions. As of March 31, 2003, Parent had approximately $121 million in cash and cash equivalents. Without the new financings, Parent and the Purchaser will be unable to purchase the shares tendered in the offer. See Section 12.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THIS TENDER OFFER?

     The financial condition of Parent is relevant to any decision to tender shares because this offer is contingent upon Parent having received proceeds under new financings sufficient, together with cash on hand, to consummate the offer and the proposed merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the offer or the proposed merger or the financing thereof. We cannot guarantee you that Parent will be able to obtain such proceeds. You should consider all of the information concerning the financial condition of Parent included or incorporated by reference into this Offer to Purchase before deciding to tender shares in this offer. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THIS OFFER?

     You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on Thursday, August 28, 2003. We may, in our sole discretion, extend the offer at any time or from time to time. For instance, although we would not be under any obligation to do so, we may extend the offer if any of the conditions specified in Section 14 is not satisfied prior to the scheduled expiration date of the offer. We currently expect that the offer will be extended until the principal conditions to the offer, which are described above, are satisfied. If the offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date on which the offer was scheduled to expire. See Section 1.

     We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1.

HOW WILL I BE NOTIFIED IF THIS OFFER IS EXTENDED OR A SUBSEQUENT OFFERING PERIOD IS INCLUDED?

     In the event we decide to extend the offer, we will inform Computershare Trust Company of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m. New York City time, on the first business day following the date on which the offer was scheduled to expire. See Section 1.

     If we provide a subsequent offering period, we will inform Computershare Trust Company of New York of that fact and will make a public announcement of the extension, not later than 9:00 a.m. New York City time, on the business day following the date on which the initial offering period expired. Before commencement of a subsequent offering period, we will accept for purchase, and promptly pay for, all shares tendered and not withdrawn in the initial offering period. See Section 1.

HOW DO I ACCEPT THIS OFFER AND TENDER MY SHARES?

     To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to Computershare Trust Company of New York, the depositary, prior to the expiration of the offer. If your shares are held in street name through a broker, dealer or other nominee, they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized medallion program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, or other eligible guarantor institution, guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. However, the depositary must receive the missing items within that three trading day period. See Section 3.

IF I ACCEPT THIS OFFER, WHEN WILL I GET PAID?

     If the conditions to the offer are satisfied and we consummate the offer and accept your validly tendered and not properly withdrawn shares for payment, you will receive payment for the shares you tendered promptly following the expiration of the offer. We will pay for your validly tendered and not properly withdrawn shares by depositing the purchase price with Computershare Trust Company of New York, the depositary, which will act as your agent for purposes of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by Computershare Trust Company of New York of certificates for such shares (or a confirmation of book-entry transfer of such shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. See Section 2.

UNTIL WHAT TIME CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     You may withdraw a portion of or all your tendered shares by delivering written, telegraphic or facsimile notice to Computershare Trust Company of New York, the depositary, at any time prior to the expiration of the offer. Further, if we have not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until we accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. See Section 4.

HOW DO I WITHDRAW TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Computershare Trust Company of New York, the depositary, while you have the right to withdraw the shares. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF THE COMPANY THINK OF THIS OFFER?

     The Company's board of directors rejected earlier proposals by Parent to combine with the Company through a transaction providing consideration of $14.00 per share in cash for all of the outstanding shares of the Company common stock. The Company's board of directors has not approved or rejected this offer for $15.00 per share as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

IF I DO NOT TENDER BUT THIS OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

     If the offer is successful, we expect to conclude a merger transaction in which each share of the Company common stock that was not purchased in this offer will be exchanged for an amount in cash equal to the price per share of the Company common stock paid pursuant to this offer. If the proposed merger takes place, shareholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights, if available, under Virginia law. Therefore, if the proposed merger takes place and you do not perfect your dissenters' rights (if available), the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the proposed merger does not take place, the number of shareholders and the number of shares of the Company common stock that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7.

ARE DISSENTERS' RIGHTS AVAILABLE IN EITHER THIS OFFER OR THE PROPOSED MERGER?

     Dissenters' rights will be available in connection with the offer only if the Virginia Control Share Act is applicable to the purchase of shares of the Company common stock in this offer. The Company has currently opted out of the Virginia Control Share Act. The continued inapplicability of the Virginia Control Share Act to this offer is a condition to the offer and it is therefore unlikely that dissenters' rights will be available in connection with the offer. See Section 11.

     Subject to certain facts related to the status of the Company and the shares of the Company common stock discussed in detail below, you may be entitled to dissenters' rights in connection with the proposed merger if you do not tender your shares in the offer, you do not vote in favor of the proposed merger and you comply with applicable procedures under Virginia law. See Section 11.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

     The receipt of cash in the offer or the proposed merger in exchange for shares of the Company common stock will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on you. See Section 5.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 3, 2003, the last full trading day prior to the day on which Parent first proposed to the Company a business combination, the reported closing price on the New York Stock Exchange for the shares was $9.63 per Share. On July 7, 2003, the last full trading day prior to the public announcement of the offer, the reported closing price on the New York Stock Exchange for the shares was $12.02 per Share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

WHOM CAN I CALL WITH QUESTIONS?

     You can call MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or
(212) 929-5500 (collect) or UBS Securities LLC at (866) 504-7355 (toll-free) with any questions you may have. MacKenzie Partners, Inc. is acting as the information agent and UBS Securities LLC is acting as the dealer manager for the offer. See the back cover of this Offer to Purchase.

To: All Holders of Shares of Common Stock of the Dana Corporation:

                                  INTRODUCTION

     Delta Acquisition Corp., a Virginia corporation (the "Purchaser"), and a wholly owned subsidiary of ArvinMeritor, Inc., an Indiana corporation ("Parent"), hereby offers to purchase (i) all outstanding shares ("Shares") of common stock, par value $1.00 per share (the "Company Common Stock"), of Dana Corporation, a Virginia corporation (the "Company"), and (ii) unless and until validly redeemed by the board of directors of the Company (the "Company Board"), the associated rights to purchase shares of Series A Junior Participating Preferred Stock, no par value, of the Company (the "Rights") issued pursuant to the Rights Agreement, dated as of April 25, 1996 (as amended from time to time, the "Rights Agreement"), by and between the Company and Chemical Mellon Shareholder Services L.L.C., as Rights Agent, at a price of $15.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

     Tendering shareholders whose Shares are registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. The Purchaser or Parent will pay all fees and expenses of UBS Securities LLC, as Dealer Manager (the "Dealer Manager"), Computershare Trust Company of New York, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

     The purpose of the Offer is for Parent to acquire control of, and ultimately the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. Parent currently intends, promptly following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination with the Purchaser or another direct or indirect wholly owned subsidiary of Parent (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser, Parent or any of their affiliates, Shares held by any subsidiary of the Company and Shares held by shareholders who perfect their dissenters' rights, if any, under the Virginia Stock Corporation Act (the "VSCA")) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer.

     Although the Purchaser will seek to have the Company consummate the Proposed Merger promptly after consummation of the Offer, if the Company Board opposes the Offer and the Proposed Merger, certain terms of the Rights, and certain provisions of the VSCA and the Company's bylaws (as amended, the "Company Bylaws") may affect the ability of the Purchaser to obtain control of the Company and to effect the Proposed Merger. For these reasons, the timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Rights Condition, the Affiliated Transaction Condition, the Control Share Condition, the Financing Condition and the HSR Condition (each as defined below), and all other conditions set forth in Section 14 are satisfied or waived. There can be no assurance that, if the Offer is consummated, Parent and the Purchaser will be able to effectuate the Proposed Merger. See below and Sections 11 and 14.

     The Company Board is elected annually at the Company's annual meeting of shareholders. In connection with the Offer and the Proposed Merger, Parent and the Purchaser presently intend, if necessary, to nominate and solicit proxies for election at the Company's 2004 annual meeting of shareholders (the "Annual Meeting") a slate of nominees who support the Offer and the Proposed Merger. The date of the Annual Meeting has not yet been established. Parent expects that, if elected, and subject to their fiduciary duties under applicable law, Parent nominees will, if such nominees constitute less than a majority of the members of the Company Board, seek to cause the Company Board to, and, if such nominees constitute a majority of the members of the Company Board, cause the Company Board to: act to ensure that the Rights Condition, the Affiliated Transaction Condition and the Control Share Condition are satisfied; approve the Proposed Merger; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

     The Company Bylaws currently provide that the Company has opted out of
Section 13.1-728.1 to 728.9 of the VSCA (the "Virginia Control Share Act"). Should the Company Board choose to opt in to the Virginia Control Share Act, any Shares acquired by the Purchaser would be at risk of losing their voting rights. In such event, the Purchaser would consider all alternatives including seeking to protect or restore the voting rights of the Shares acquired by the Purchaser and threatened or impeded by the Virginia Control Share Act.

     Parent and the Purchaser are seeking to negotiate with the Company with respect to a business combination with the Company. The Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the Offer Price and the Proposed Merger consideration) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash, common stock of Parent and/or other securities in such amounts as are negotiated by Parent, the Purchaser and the Company.

     On July 8, 2003, Parent and the Purchaser commenced an action in the Circuit Court for the City of Buena Vista, Virginia (the "Virginia Action") naming the Company and its directors as defendants. In the Virginia Action, Parent and the Purchaser are seeking a declaratory judgment that the defendants have breached their fiduciary duties to the Company's shareholders by refusing to negotiate or meet with Parent and by failing even to discuss with Parent the details of Parent's original proposal prior to rejecting it. In addition, Parent and the Purchaser seek a declaratory judgment that, among other things, the defendants have breached their fiduciary obligations by failing to ensure that no conflict exists between the defendants' own interests and those of the Company's shareholders or, if any such conflicts exist, to ensure that they are resolved in favor of the Company's shareholders, and by failing to redeem the Rights in response to the Offer. Parent and the Purchaser also seek an injunction prohibiting the Company from taking any action with respect to the Rights Agreement or otherwise that is designed to further hinder, impede, thwart, interfere with, and/or delay, or that would have the effect of further hindering, impeding, thwarting, interfering with, and/or delaying, the Offer, the Proposed Merger, or the voting or other rights of the Company's shareholders.

     In addition, on July 9, 2003, Parent and the Purchaser commenced an action against the Company in the United States District Court for the Western District of Virginia seeking a declaratory judgment that their statements and disclosures in conjunction with the Offer comply with applicable federal law.

     The Offer is subject to the fulfillment of certain conditions, including the following:

     -- The Company's shareholders must validly tender and not properly withdraw before the expiration of the Offer the number of Shares (including the associated Rights) that, together with Shares owned by Parent, the Purchaser or any other subsidiary of Parent, would represent more than two-thirds of the outstanding Shares on a fully diluted basis (the "Minimum Tender Condition").

     -- The Company Board must redeem the Rights or the Purchaser, in its reasonable discretion, must be satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition").

     -- The Purchaser, in its reasonable discretion, must be satisfied that the Virginia Affiliated Transactions Act has been invalidated or will otherwise not prohibit or impede, for any period of time, the Proposed Merger or any other business combination involving the Company and the Purchaser or any other subsidiary of Parent (the "Affiliated Transaction Condition").

     -- The Purchaser, in its reasonable discretion, must be satisfied that the Virginia Control Share Act has been invalidated or will otherwise be inapplicable to the Shares previously acquired by Parent and the Shares to be acquired by the Purchaser pursuant to the Offer or full voting rights for all Shares previously acquired by Parent and the Shares to be acquired by the Purchaser pursuant to the Offer must be approved by the Company's shareholders pursuant to such act (the "Control Share Condition").

     -- Parent must have received proceeds under new financings sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof (the "Financing Condition").

     -- All waiting periods imposed by applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), must have expired or terminated (the "HSR Condition").

     -- The other conditions described in Section 14 of this Offer to Purchase must be satisfied.

     These conditions are described in more detail in Section 11 and 14 of the Offer to Purchase.

     According to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (the "Company First Quarter 10-Q"), there were 148,620,000 Shares issued and outstanding as of April 25, 2003. According to the Company's Proxy Statement filed on March 5, 2003 (the "Company Proxy"), there were options to purchase 18,565,898 Shares outstanding as of December 31, 2002. For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options are presently exercisable. As of the date of this Offer, Parent owns 1,085,300 Shares.

     Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued since April 25, 2003 (other than Shares issued pursuant to the exercise of the stock options referred to above), no additional options or warrants have been granted since December 31, 2002, and the accuracy and completeness of the Company First Quarter 10-Q and the Company Proxy, if the Purchaser were to purchase 110,371,966 Shares pursuant to the Offer, the Minimum Tender Condition would be satisfied.

     In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and any merger agreement that it may enter into with the Company, the Purchaser may explore all options, including, without limitation, the acquisition of Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price in the Offer. The Purchaser also reserves the right to dispose of Shares at any time.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF ANY PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER, PARENT OR ANY OF ITS OTHER SUBSIDIARIES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH YOU SHOULD CAREFULLY READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, August 28, 2003, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

     The Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Rights Condition, the Affiliated Transaction Condition, the Control Share Condition, the Financing Condition, the HSR Condition, and all the other conditions set forth in Section 14. The Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to amend or waive the Minimum Tender Condition or any other condition of the Offer. If the Minimum Tender Condition or any of the other conditions set forth in Section 11 and
Section 14 has not been satisfied by 5:00 p.m., New York City time, on Thursday, August 28, 2003 (or any other time then set as the Expiration Date), the Purchaser may elect to:

          (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

          (b) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date; or

          (c) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

     The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.

     Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to:

          (a) terminate or amend the Offer if any of the conditions referred to in Section 11 or Section 14 have not been satisfied or upon the occurrence of any of the events specified in Section 11 or Section 14; or

          (b) waive any condition or otherwise amend the Offer in any respect,

in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

     The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

     Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the PR Newswire and making appropriate filings with the Commission.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If the Purchaser, in its sole discretion, decides to increase or decrease the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase or decrease is first published, sent or given to holders of Shares. If, on or prior to the Expiration Date, the Purchaser increases or decreases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased or decreased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase or decrease in consideration.

     Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which shareholders would be able to tender Shares not tendered in the Offer.

     During a Subsequent Offering Period, tendering shareholders would not have withdrawal rights, and the Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

     The Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

     Purchaser has made a request to the Company for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser or, if the Company so elects, the materials will be mailed by the Company.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. See Section 11 and Section 14. The Purchaser expressly reserves the right, in its sole discretion but subject to compliance with the applicable rules of the Commission, including Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in Section 11 or Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 11 or Section 14. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (a) the certificates representing such Shares (the "Share Certificates") and, if applicable, the certificates representing the associated Rights (the "Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3;

          (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any and all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below); and

          (c) any other documents required by the Letter of Transmittal.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, the Rights, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), promptly after the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice shareholder rights to receive payment for Shares validly tendered and accepted for payment.

3.  PROCEDURES FOR TENDERING SHARES AND RIGHTS.

     Valid Tender of Shares and Rights. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (i) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares and, prior to the Distribution Date (as defined in Section 11), Rights, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (ii) the guaranteed delivery procedures set forth below must be followed.

     Separate Delivery of Rights Certificates. If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within a period ending on the later of (i) three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery and (ii) three business days after the date that Rights Certificates are distributed. An "NYSE trading day" is a day on which the NYSE is open for business. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

     If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary also will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering shareholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in a medallion program approved by the Securities Transfer Association, Inc., including the

Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates or Rights Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     If the Share Certificates and Rights Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

     Guaranteed Delivery. If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's Share Certificates or, if applicable, Rights Certificates, are not immediately available (including if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (c) within, in the case of Shares, three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery or, in the case of Rights, a period ending on the later of three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery and three business days after the date Rights Certificates are distributed to shareholders,
     (i) Share Certificates and, if applicable, Rights Certificates are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates and, if applicable, Rights Certificates or a Book-Entry Confirmation (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights), (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates (or Rights Certificates) representing, or Book-Entry Confirmations of, such Shares (or Rights, if available) are received into the Depositary's account at the Book-Entry Transfer Facility.

     Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the Offer and the Proposed Merger may be subject to "backup withholding" at a rate of 28% unless a shareholder that holds Shares (i) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should complete and sign an Internal Revenue Service Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares and, if applicable, Rights tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares or Rights on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares and Rights. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares and Rights for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and Rights and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and Rights and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, and the Purchaser reserves the right to require that in order for Shares and Rights or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares and Rights, the Purchaser must be able to exercise full voting rights and all other rights which inure to a record and beneficial holder with respect to such Shares and Rights. See Section 14.

     The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders. Any such solicitation which the Purchaser, Parent or any of its other subsidiaries might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares and, if applicable, Rights made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after September 6, 2003 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn.

     To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder of the Shares or Rights to be withdrawn, if different from the name of the person who tendered the Shares or Rights. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares or Rights may not be rescinded. Any Shares or Rights properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income tax laws.

     Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Proposed Merger (including as a result of perfecting dissenters' rights under the VSCA) and the aggregate adjusted tax basis in the Shares and Rights tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares and Rights tendered and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. If tendered Shares and Rights are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares and Rights exceeds one year. In the case of a tendering individual shareholder, long-term capital gains generally are subject to preferential rates. In addition, the ability of tendering shareholders to deduct capital losses is subject to limitations.

     The foregoing discussion may not be applicable with respect to Shares and Rights received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares and Rights who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares and Rights in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

     Certain noncorporate shareholders of the Company may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offer and the Proposed Merger. Backup withholding will not apply, however, to a shareholder who (i) furnishes a correct taxpayer identification number and certifies that such shareholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (ii) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form or (iii) is otherwise exempt from backup withholding.

     If a shareholder does not provide a correct taxpayer identification number, such shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a shareholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. Shareholders of the Company should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     According to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "Company 10-K"), the Shares are listed and traded principally on the NYSE under the symbol "DCN." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the NYSE and the cash dividends declared per Share for the periods set forth below, as reported in the Company 10-K, the Company First-Quarter 10-Q, and other published financial sources.

                                                              HIGH     LOW     DIVIDEND
                                                             ------   ------   --------
YEAR ENDED DECEMBER 31, 2001
First Quarter..............................................  $20.40   $15.63    $0.31
Second Quarter.............................................   23.50    16.25     0.31
Third Quarter..............................................   26.90    13.07     0.31
Fourth Quarter.............................................   15.73    10.25     0.01

                                                              HIGH     LOW     DIVIDEND
                                                             ------   ------   --------
YEAR ENDED DECEMBER 31, 2002
First Quarter..............................................  $22.29   $13.05    $0.01
Second Quarter.............................................   23.22    16.90     0.01
Third Quarter..............................................   18.76    12.38     0.01
Fourth Quarter.............................................   13.96     9.28     0.01

YEAR ENDING DECEMBER 31, 2003
First Quarter..............................................  $12.58   $ 6.15    $0.01
Second Quarter.............................................   11.94     6.99    $0.01
Third Quarter (through July 7, 2003).......................   12.12    11.14      N/A

---------------

     On June 3, 2003, the last full trading day prior to the day on which Parent first proposed to the Company a business combination, the reported closing price on the NYSE for the Shares was $9.63 per Share. On July 7, 2003, the last full trading day prior to the public announcement of the Offer, the reported closing price on the NYSE for the Shares was $12.02 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

     The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are attached to the Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and associated Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach and may trade separately from the Shares. See Section 11. If the Distribution Date occurs and the Rights begin to trade separately from the Shares, shareholders are also urged to obtain a current market quotation for the Rights.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTINGS; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Possible Effects of the Offer on the Market for the Shares. If the Proposed Merger is consummated, shareholders not tendering their Shares in the Offer (other than those properly exercising their dissenters' rights, if any) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Proposed Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering shareholders will be paid earlier. If, however, the Proposed Merger does not take place and the Offer is consummated, the number of shareholders and of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by shareholders other than the Purchaser. Parent and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

     Stock Exchange Listings. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the total number of holders of Shares fell below 400, (ii) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent twelve months is less than 100,000 Shares,
(iii) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) fell below 600,000, (iv) the Company's total global market capitalization was less than $50 million and total shareholders' equity were less than $50 million, (v) the Company's average global market capitalization over a consecutive 30-trading-day period was less than $15 million or (vi) the average closing price per Share was less than $1.00 over a consecutive 30-trading-day period. If, as a result of the purchase of

Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE (or any other national exchange on which the Shares are listed) for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated pursuant to Section 12(g)(4) of the Exchange Act upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See Section
11. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE.

     Rights. After the Distribution Date, Rights Certificates are to be sent to all holders of Rights. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, NYSE listing and Exchange Act registration would apply to the Rights in a similar manner.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary.

     The Company is incorporated under the laws of the Commonwealth of Virginia. The principal executive offices of the Company are located at 4500 Dorr Street, Toledo, Ohio 43615 and its telephone number is (419) 535-4500. According to the Company 10-K, the Company is an independent supplier of modules, systems and components for light, commercial and off-highway vehicle original equipment (OE) manufacturers globally and for related OE service and aftermarket customers. Its products are used in passenger cars and vans, sport-utility vehicles, light, medium and heavy trucks and a wide range of off-highway vehicles.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the public reference room may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     The Purchaser was incorporated on July 7, 2003 under the laws of the Commonwealth of Virginia for the purpose of engaging in a business combination with the Company. The Purchaser is a wholly owned subsidiary of Parent. The Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Proposed Merger. Its principal executive offices and telephone number are the same as those of Parent.

     Parent is incorporated under the laws of the State of Indiana. Parent is a leading global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. Parent also provides coil coating applications to the transportation, appliance, construction and furniture industries. Its principal executive offices are located at 2135 West Maple Road, Troy, Michigan 48084 and its telephone number is (248) 435-1000. Parent maintains an Internet site at http://www.arvinmeritor.com. The website and the information contained on or connected to the website are not part of this Offer to Purchase and are not incorporated by reference.

                               ARVINMERITOR, INC.
                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below for each of the fiscal years ended September 30, 2001 and September 30, 2002 have been derived from Parent's audited consolidated financial statements which are incorporated herein by reference to Parent's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the Commission on December 17, 2002. The summary consolidated financial data for the six months ended March 31, 2002 and March 31, 2003 have been derived from Parent's unaudited consolidated interim financial statements, which are incorporated herein by reference to Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 13, 2003. You should read this table in conjunction with Parent's audited consolidated financial statements and related notes and Parent's unaudited consolidated interim financial statements and related notes. Parent's fiscal quarters end on the Sundays nearest December 31, March 31, and June 30 and its fiscal year ends on the Sunday nearest September 30. The summary consolidated financial data for the six months ended March 31, 2003 are not necessarily indicative of the results that can be expected for the full fiscal year ending September 30, 2003.

                                                FISCAL YEAR ENDED                 SIX MONTHS ENDED
                                         -------------------------------   -------------------------------
                                         SEPT. 30, 2002   SEPT. 30, 2001   MARCH 31, 2003   MARCH 31, 2002
                                         --------------   --------------   --------------   --------------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales..................................     $ 6,882          $ 6,805          $ 3,702          $ 3,253
Cost of sales..........................      (6,142)          (6,106)          (3,340)          (2,923)
                                            -------          -------          -------          -------
GROSS MARGIN...........................         740              699              362              330
  Selling, general and
     administrative....................        (388)            (396)            (215)            (185)
  Goodwill amortization................          --              (24)              --               --
  Restructuring costs..................         (15)             (67)             (11)             (15)
  Gain on sale of business.............           6               --               --               --
  Other charges, net...................          --              (17)              --               --
                                            -------          -------          -------          -------
OPERATING INCOME.......................         343              195              136              130
  Equity in earnings (losses) of
     affiliates........................          (3)               4                2               (1)
  Interest expense, net and other......        (105)            (136)             (52)             (53)
                                            -------          -------          -------          -------
INCOME BEFORE INCOME TAXES.............         235               63               86               76
  Provision for income taxes...........         (75)             (21)             (28)             (24)
  Minority interests...................         (11)              (7)              (2)              (6)
                                            -------          -------          -------          -------
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE....................         149               35               56               46
  Cumulative effect of accounting
     change............................         (42)              --               --              (42)
NET INCOME.............................     $   107          $    35          $    56          $     4
                                            =======          =======          =======          =======
BASIC EARNINGS PER SHARE
Before cumulative effect of accounting
  change...............................     $  2.24          $  0.53          $  0.84          $  0.70
Cumulative effect of accounting
  change...............................     $ (0.63)              --               --          $ (0.64)
                                            -------          -------          -------          -------
Basic earnings per share...............     $  1.61          $  0.53          $  0.84          $   .06
                                            =======          =======          =======          =======
DILUTED EARNINGS PER SHARE
Before cumulative effect of accounting
  change...............................     $  2.22          $  0.53          $  0.83          $  0.69
Cumulative effect of accounting
  change...............................     $ (0.63)              --               --          $ (0.63)
                                            -------          -------          -------          -------
Diluted earnings per share.............     $  1.59          $  0.53          $  0.83          $  0.06
                                            =======          =======          =======          =======
Basic average common shares
  outstanding..........................        66.4             66.1             66.9             65.9
                                            =======          =======          =======          =======
Diluted average common shares
  outstanding..........................        67.2             66.1             67.5             66.4
                                            =======          =======          =======          =======
RATIO OF EARNINGS TO FIXED CHARGES.....        3.20             1.54             2.64             2.48

                                                                    AS OF                    AS OF
                                                       -------------------------------   --------------
                                                       SEPT. 30, 2002   SEPT. 30, 2001   MARCH 31, 2003
                                                       --------------   --------------   --------------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
CURRENT ASSETS
  Cash and cash equivalents..........................      $   56           $  101           $  121
  Receivables........................................       1,251              965            1,069
  Inventories........................................         458              457              507
  Other current assets...............................         211              232              266
                                                           ------           ------           ------
     TOTAL CURRENT ASSETS............................       1,976            1,755            1,963
                                                           ------           ------           ------
Net property.........................................       1,179            1,200            1,300
Net goodwill.........................................         808              835              900
Other assets.........................................         688              572              638
                                                           ------           ------           ------
     TOTAL ASSETS....................................      $4,651            4,362            4,801
                                                           ======           ======           ======
CURRENT LIABILITIES
  Short-term debt....................................      $   15               94                9
  Accounts payable...................................       1,150            1,054            1,214
  Accrued compensation and benefits..................         283              184              245
  Accrued income taxes...............................          65               26               48
  Other current liabilities..........................         230              314              251
                                                           ------           ------           ------
     TOTAL CURRENT LIABILITIES.......................       1,743            1,672            1,767
                                                           ------           ------           ------
Long-term debt.......................................       1,435            1,313            1,435
Accrued retirement benefits..........................         512              459              476
Other liabilities....................................         123              141              133
Minority interests...................................          58               69               66
Preferred capital securities.........................          39               57               39
Total shareowners' equity............................         741              651              885
                                                           ------           ------           ------
     TOTAL LIABILITIES AND SHAREOWNERS' EQUITY.......      $4,651           $4,362           $4,801
                                                           ======           ======           ======
BOOK VALUE PER SHARE:................................                                         12.92

     Parent recorded an impairment loss on goodwill as a cumulative effect of accounting charges of $42 million (after tax or $0.63 per diluted share) in the first quarter of fiscal year ended September 30, 2001.

     For purposes of the ratio of earnings to fixed charges above, "earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest, and "fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

     Book value per share is defined as total shareowners' equity divided by common stock outstanding at March 31, 2003 of 68.5 million shares.

     Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference room may be obtained from the Commission by telephoning 1-800-SEC-0330. Parent's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I to this Offer to Purchase.

     As of the date of this Offer to Purchase, Parent beneficially owns 1,085,300 Shares, representing approximately 0.73% of the outstanding Shares. Transactions in the Shares effected by Parent in the last 60 days are described in Schedule II to this Offer to Purchase. All such transactions were effected in the open market with the price ranges per share indicated in Schedule II.

     Except as set forth in this Section 9, Section 10, Schedules I or II to this Offer to Purchase: (i) none of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the 60 days prior to the date of this Offer to Purchase; (iii) during the two years prior to the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser or, to Parent's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under the rules and regulations of the Commission; (iv) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between Parent, the Purchaser, any of their subsidiaries or, to Parent's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company's securities, election of directors of the Company or sale or other transfer of a material amount of assets of the Company; and (v) there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, the Purchaser, any of their subsidiaries or, to Parent's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

     None of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons listed in Schedule I to this Offer to Purchase has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     As part of the continuous evaluation of its businesses, Parent regularly considers strategic acquisitions, divestitures or other transactions. In the spring of 2001, Parent approached the Company to express Parent's interest in pursuing a joint venture combining Parent's and the Company's respective aftermarket businesses. For the next several months, Parent and the Company and their respective financial and legal advisors conducted extensive negotiations and due diligence with respect to such potential joint venture transaction. In the fall of 2001, it became clear that a joint venture transaction could not be accomplished on terms mutually acceptable to both companies, and Parent and the Company examined alternative transaction structures for combining their aftermarket businesses, including, among other structures, a management buy-out or sale to a financial buyer. Parent and the Company ultimately concluded that it was not a favorable time to engage in such a transaction due to various market and other conditions and ended their negotiations.

     Although the 2001 discussions never resulted in a transaction, Parent continued to believe that there could be significant gains to combining Parent and the Company's businesses. Between the fall of 2001 and the spring of 2003, Parent continued to consider from time to time strategic transactions, including the possibility of a broader combination involving the Company. In the spring of 2003, Parent gave serious consideration to whether or not a business combination with the Company could be accomplished on terms favorable to the shareholders of Parent and the shareholders of the Company. On May 15, 2003 and June 3, 2003, the board of directors of Parent met to discuss such a business combination and on June 3, 2003 resolved, after consultation with Parent's financial and legal advisors, to pursue such a business combination.

     On June 4, 2003, Mr. Larry D. Yost, President and Chief Executive Officer of Parent, telephoned Mr. Joseph M. Magliochetti, Chairman of the Board and Chief Executive Officer of the Company, to express Parent's interest in pursuing a business combination with the Company and to inform Mr. Magliochetti that Parent's board of directors had authorized Mr. Yost to offer consideration of $14.00 in cash for each share of Company Common Stock. Mr. Yost informed Mr. Magliochetti that, as an alternative, Parent was prepared to consider a mix of cash and stock consideration if it would facilitate a transaction. On June 4, 2003, Mr. Yost sent Mr. Magliochetti the following letter confirming their telephone conversation and the proposal put forth by Mr. Yost in that conversation:

                                                               June 4, 2003

     Mr. Joseph M. Magliochetti
     Chairman of the Board and Chief Executive Officer
     Dana Corporation

     Dear Joe:

          Thank you again for taking the time to talk with me earlier today. As we discussed, I am pleased to present a proposal that contemplates an acquisition of Dana by ArvinMeritor. I am confident that this transaction offers an exciting opportunity to create value for the shareholders of both our companies. In our industry, consolidation presents an opportunity to further enhance shareholder value as well as create a stronger company.

          I've summarized our proposal in this letter to help you facilitate its review with your Board and advisors. We would like to begin discussions with you immediately in the hope of completing a transaction as quickly as possible.

          My Board of Directors has authorized me to offer consideration of $14.00 in cash for each Dana share, representing a premium of 45% over yesterday's closing price. As an alternative, we are prepared to consider a mix of cash and stock consideration if it will facilitate a transaction. Our proposed price represents full value, and we are confident that our proposal will be well received by Dana shareholders.

          Our objective is to retain the best and the brightest from each of our organizations. As a result, we hope to integrate as many of your employees as is practical into the ArvinMeritor family.

          We based our proposal on publicly available information. If you are willing to work with us to consummate a transaction expeditiously, we may be prepared to analyze further whether a higher value is warranted. As you can appreciate, our proposal is conditioned upon the negotiation and execution of a definitive merger agreement and, of course, the receipt of all necessary shareholder and regulatory approvals. Regarding the required regulatory approvals, we have carefully considered all relevant issues with the advice of counsel, and we are confident that they can be obtained. In addition, financing is not an issue.

          We have retained financial and legal advisors and they are fully informed. We and they are prepared to meet with you and your advisors. We believe it is in the best interests of our respective shareholders for this transaction to proceed as expeditiously as possible.

          We are confident that you and your Board of Directors will share our view that this proposal represents a unique and compelling opportunity for your shareholders, creating a stronger combined company that will be well positioned to succeed in the very competitive automotive supply industry.

          If you or any of your directors have any questions about our proposal, please feel free to give me a call. I will make myself available at any time. My contact numbers are [Omitted] (office) and [Omitted] (mobile). We do not intend to make this letter public.

          My Board of Directors and I believe this is a very compelling transaction for both of our companies and shareholders. Again, we are excited about this transaction and are committed to getting this transaction done.

          I hope to hear back from you by the end of next week as I am committed to reporting back to my Board. I look forward to hearing from you.

                                          Sincerely,

                                          Larry D. Yost
                                          Chairman and Chief Executive
                                          Officer
                                          ArvinMeritor, Inc.

     On June 12, 2003, Mr. Magliochetti telephoned Mr. Yost, to express that the Company Board had considered Parent's proposal and was not interested in the proposed business combination with Parent. On June 13, 2003, Mr. Yost received the following letter from Mr. Magliochetti confirming the foregoing.

     Mr. Larry D. Yost                                             June 12, 2003
     Chairman and CEO
     ArvinMeritor, Inc.
     2135 West Maple Road
     Troy, Michigan 48084

     Dear Mr. Yost,

          This will respond to your letter of June 4th. I shared your letter with our Board of Directors during a telephonic meeting last week, and we had a lengthy meeting in person today to carefully and thoroughly consider your proposal. We have been advised in that connection by able and experienced financial and legal advisors.

          The Board is unanimous in concluding that Dana has no interest whatsoever in pursuing a sale transaction with you, nor do we believe that any other combination of our companies would be in the interests of our shareholders. Discussion as to a sale transaction or any other combination would not be productive. We are aggressively pursuing a strategic business plan which we believe is the best way to maximize value for our shareholders.

          We hope that you will respect our decision in this matter; pursuing your proposal would be disruptive and counterproductive for both of our shareholder constituencies.

                                          Sincerely,

                                          Joseph M. Magliochetti

     On June 16, 2003, Mr. Yost sent the following letter to Mr. Magliochetti and each other member of the Company Board reiterating Parent's interest in acquiring the Company:

                                                              June 16, 2003

     Mr. Joseph M. Magliochetti
     Mr. Benjamin F. Bailar
     Mr. A. Charles Baillie, Jr.
     Mr. Edmond M. Carpenter
     Mr. Eric Clark
     Ms. Cheryl W. Grise
     Mr. Glen H. Hiner
     Mr. James P. Kelly
     Ms. Marilyn R. Marks
     Mr. Richard B. Priory
     Mr. Fernando M. Senderos

     To the Board of Directors of Dana Corporation:

     On June 4, 2003 I spoke with and wrote to Joe Magliochetti, Chairman and Chief Executive Officer of Dana Corporation, proposing a combination of ArvinMeritor and Dana in which ArvinMeritor will acquire all of the outstanding shares of Dana for $14.00 per share in cash. This will provide your shareholders with a premium of 45% over Dana's closing stock price on June 3, 2003, the last trading day before I submitted our proposal to Mr. Magliochetti in writing.

     On June 13, 2003 we received a letter from Mr. Magliochetti stating that Dana had no interest whatsoever in pursuing a business combination with ArvinMeritor or entering into discussions with ArvinMeritor regarding our merger proposal. Notwithstanding that Mr. Magliochetti twice indicated to me during our initial phone conversation on June 4, 2003 that Dana was not for sale and further reiterated this in our phone conversation on June 12, 2003, we were surprised that the Dana Board decided to forgo even an initial meeting with us to discuss our proposal in light of the significant value we are prepared to offer your shareholders.

     I am writing to reiterate our serious interest in pursuing a transaction between ArvinMeritor and Dana and to provide further strategic perspective as to why it makes sense to bring our two companies together. After a thorough review with our financial and legal advisors of the publicly available information concerning Dana, the ArvinMeritor Board has concluded that the strategic and financial benefits of a business combination to both of our companies' shareholders and other interested constituencies are simply too compelling to ignore.

     The combination of ArvinMeritor and Dana will create a stronger Tier One supplier company providing numerous technological and service benefits for our combined worldwide light vehicle, commercial truck and aftermarket customers. This transaction will bring together the right combination of innovation, capabilities and resources to establish a more significant global enterprise.

     Together, ArvinMeritor and Dana will become a true industry leader with the strategic position that will allow us to better serve our customers, employees and shareholders. A combined ArvinMeritor-Dana will extend our market reach. Importantly, the combined company will have the increased capability to accelerate growth; make strategic investments; and enlarge our diversified product, service and market portfolio.

     In addition to the compelling strategic fit of our respective product portfolios, a business combination of our two companies will also create significant financial benefits, including considerable sales, operating and cost synergies beyond what either company could achieve on its own. We believe these benefits will better position us to compete and succeed in the increasingly competitive automotive supply industry.

     A combination of Dana and ArvinMeritor will also afford us the opportunity to combine the skills of each of our talented workforces. As I indicated in my initial letter to Mr. Magliochetti, our objective is to complete a combination that retains the best and the brightest from each of our organizations. As a result, we hope to integrate as many of your employees as is practical into the ArvinMeritor family. We have a proven track record of successfully integrating large-scale transactions, as evidenced by the merger of our predecessor companies, Arvin and Meritor. I am confident that we will be able to join our two companies together to build a stronger, more efficient leader in the automotive supply industry that is well positioned for future growth and success.

     We are confident that our attractive all-cash proposal will be well received by Dana's shareholders and it is our hope that the Dana Board recognizes the significant benefits to Dana and its shareholders. Moreover, our proposal would permit your shareholders to realize this substantial cash value today. Because it remains our strong preference to work together with the Dana Board, we are flexible in considering a mix of cash and stock consideration if it will facilitate a transaction. In addition, if you are willing to work with us to quickly consummate a transaction, we may be prepared to analyze further whether a higher value is warranted. We are ready to meet with you on a moment's notice. We hope you will reconsider your decision and meet with ArvinMeritor and its advisors to discuss our proposal.

     Our merger proposal is conditioned upon the negotiation and execution of a definitive merger agreement and the receipt of necessary shareholder and regulatory approvals. With the advice of counsel, we have carefully considered all relevant issues regarding the required regulatory approvals, and we are confident that they can be obtained. As I mentioned in my last letter, financing is not an issue.

     I would like to reiterate our strong preference to work cooperatively within the framework of a negotiated transaction. To this end, we and our advisors are prepared to meet with you and your advisors immediately to discuss the terms of our proposal and to negotiate a definitive agreement. I am confident that if we work together we can quickly close a transaction that is in the best interests of both companies' shareholders and other interested constituencies.

     I look forward to hearing from you in the near future.

                                          Sincerely,

                                          Larry D. Yost
                                          Chairman and Chief Executive
                                          Officer
                                          ArvinMeritor, Inc.

     On June 19, 2003, Mr. Yost received a letter from Mr. Magliochetti stating that, in response to Mr. Yost's letter of June 16, the Company Board had again met and considered Parent's proposal and that the Company Board had determined that it was not interested in pursuing a sale transaction with Parent.

                                                              June 19, 2003

     Mr. Larry D. Yost
     Chairman and CEO
     ArvinMeritor, Inc.
     2135 West Maple Road
     Troy, Michigan 48084

     Dear Mr. Yost:

          This will respond to your letter of June 16. As was the case with your prior letter of June 4, this letter has been provided to each member of our Board of Directors. And our Board has met again to review it, in detail, with the assistance of our financial and legal advisors.

          Our Board has now met and discussed your proposal on three separate occasions. Following that process, the Board has asked me to once again convey to you our unanimous conclusion: that Dana has no interest whatsoever in pursuing a sale transaction with ArvinMeritor. The Board is equally unanimous in concluding that no other combination of our companies would be in the best interests of Dana's shareholders. There is absolutely no division of opinion on this matter among our Directors. Accordingly, any meeting or discussion as to a sale transaction or any other combination would not be productive.

          Again, we expect that you will respect our unanimous and carefully considered decision in this matter; ArvinMeritor's continued pursuit of its proposal would be disruptive and counterproductive for both of our shareholder constituencies.

                                          Sincerely,

                                          Joseph M. Magliochetti

     On July 8, 2003, concurrently with Parent's issuance of a press release announcing its intention to commence the Offer, Mr. Yost sent Mr. Magliochetti the following letter:

     July 8, 2003

     Mr. Joseph Magliochetti
     Chairman, President and Chief Executive Officer
     Dana Corporation
     4500 Dorr Street
     Toledo, OH 43615

     Dear Joe:

     In light of the dramatic changes taking place in our industry, the attractive cash price we are prepared to offer your shareowners and the compelling strategic fit of our two companies, our Board was surprised and disappointed when in response to our repeated efforts to effect a business combination of our two companies you informed us that Dana has "no interest whatsoever" in pursuing a transaction.

     Because Dana has been unwilling to proceed with a business combination or even have an initial meeting with us to discuss our proposal, we are taking our offer directly to Dana's shareowners. We write to inform you that we will publicly disclose this morning our intention to commence a tender offer to purchase all of the outstanding shares of Dana for $15.00 per share in cash. Our improved offer above the $14.00 per share that we indicated to you in our earlier communications demonstrates our full commitment to consummating this transaction. We are hopeful that your Board recognizes the significant benefits of our offer to Dana and its shareowners.

     We believe this is the most effective way to bring our two companies together and we are confident that our offer will be well received by your shareowners. Notwithstanding the significant uncertainties facing Dana and its business today, our offer permits Dana's shareowners to realize a premium of 56% over Dana's closing stock price on June 3, 2003, the last trading day before ArvinMeritor submitted its first proposal to Dana in writing. It also represents a premium of 39% over Dana's average closing stock price for the last 30 trading days and a premium of 25% over Dana's closing stock price on July 7, 2003, the last trading day before today's announcement.

     Although we have found it necessary to go directly to your shareowners with our offer, it remains our strong preference to work together with the Dana Board to reach a mutually agreeable transaction. To this end, we and our advisors are prepared to meet with you and your advisors to discuss the terms of our offer and to negotiate a definitive agreement.

     As I have expressed to you, if you are willing to work with us to consummate a transaction, we may be prepared to analyze further whether a higher value is warranted. In addition, we are flexible in considering a mix of cash and stock if it will facilitate a transaction.

     I am confident that if we work together we can quickly close a transaction that is in the best interests of both companies' shareowners and other interested constituencies. We hope you will reconsider your decision and meet with us.

     On behalf of the ArvinMeritor Board of Directors,

     Sincerely,

     Larry D. Yost
     Chairman and Chief Executive Officer

     On July 9, 2003, Parent issued a press release announcing the commencement of the offer at $15.00 per Share.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE PROPOSED MERGER; CERTAIN CONDITIONS.

     Purpose of the Offer and Plans for the Company. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Purchaser presently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate the Proposed Merger.

     At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by Parent or the Purchaser) would be converted into an amount in cash equal to the highest price per Share paid in the Offer.

     Parent and the Purchaser currently intend to pursue the Proposed Merger following consummation of the Offer. Parent and the Purchaser, however, reserve the right to amend the terms of the Proposed Merger or to pursue an alternative business combination transaction involving the Company in which the Shares not owned by Parent or the Purchaser would be converted into or exchanged for cash, shares of Parent common stock and/or other securities or consideration with a value equivalent to the Offer Price.

     Once the Proposed Merger has been consummated, Parent expects that the Company will continue its current operations, except that it will cease to be publicly owned. At this time, Parent has not made any decisions with respect to the sale of assets, the amendment of employee benefit plans, the closure of facilities, a reduction in workforce or other major changes with respect to the business of the Company. However, Parent expects that as part of the process of integrating the businesses of Parent and the

Company, it will need to consider all of its options in connection with the realization of potential synergies, which may include, among other things, the optimization of facilities, the elimination of redundancies in corporate services and infrastructure as well as general and administrative operations, the elimination of overlaps in selling and marketing efforts and a reduction in working capital and fixed assets.

     The Proposed Merger. Under the VSCA, as currently in effect, a merger requires the adoption of a plan of merger by the board of directors of the Virginia corporation and the approval of the plan by each class or series of shares entitled to vote separately by more than two-thirds of all votes entitled to be cast on the plan by that class or series. The Purchaser believes that the Company common stock is the only class of shares entitled to approve a merger involving the Company. The Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if the Purchaser acquires more than two-thirds of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction under Virginia law without the affirmative vote of other shareholders, assuming approval of the Company Board and satisfaction of the Affiliated Transaction Condition and the Control Share Condition (each of which is described below).

     The VSCA also provides that a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary into itself upon adoption of a plan of merger by the board of directors of the parent, without the approval of the board of directors of the subsidiary or the approval of the shareholders of either corporation (a "Short-Form Merger"), assuming satisfaction of the Affiliated Transaction Condition and the Control Share Condition. If the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, the Purchaser presently intends to consummate a Short-Form Merger. The timing of consummation of the Offer and the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board (though the Company Board would not be entitled to vote on the Short-Form Merger itself), the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the conditions to the Offer have been satisfied or waived. Even if the Purchaser does not own 90% of the outstanding Shares following the consummation of the Offer, Parent or the Purchaser could seek to purchase additional Shares in the open market, from the Company or otherwise in order to reach the 90% threshold and effect a Short-Form Merger. The consideration per Share paid for any Shares so acquired in the open market purchases may be greater or less than the Offer Price.

     Certain terms of the Company Bylaws, certain of the Company's contractual obligations (including the Rights) and certain provisions of the VSCA may affect the ability of Parent to obtain control of the Company and to cause the Purchaser to consummate the Proposed Merger. Based on information publicly available as of the date of this Offer to Purchase, the Purchaser believes that, if the Minimum Tender Condition, the Rights Condition, the Affiliated Transaction Condition, the Control Share Condition, the Financing Condition, and the HSR Condition are satisfied, it will be able to implement the Proposed Merger. Nevertheless, Parent and the Purchaser can give no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated.

     Preferred Stock Purchase Rights. The following is a summary of the material terms of the Rights Agreement. This summary is qualified in its entirety by reference to the Rights Agreement, dated April 25, 1996, a copy of which was filed with the Commission as an exhibit to the Company's Registration Statement on Form 8-A dated May 1, 1996 (the "Company 8-A").

     On April 15, 1996, the Company Board adopted the Rights Agreement and declared a dividend of one Right for each outstanding Share payable to shareholders of record at the close of business on July 25, 1996 (the "Record Date"). The Rights are not exercisable until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares and (ii) ten business days (or such later date as may be determined by action of the Company Board) following the commencement of (or the announcement of an intention to make) a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Shares (the "Distribution Date"). The Rights will expire at the earliest of (i) the close of business on July 25, 2006, (ii) consummation of certain approved merger or exchange transactions as described below and (iii) redemption or exchange by the Company as described below.

     Each Right, when it becomes exercisable, will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, no par value (the "Preferred Shares"), at a price of $110 per share, subject to adjustment. Any Rights that are or were acquired or beneficially owned by any person or group whose actions result in the occurrence of the Distribution Date (the "Acquiring Person") shall immediately become null and void.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. As soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. In the event that any person becomes an Acquiring Person, each holder of a Right (other than the Acquiring Person, whose Rights will have become void) will be entitled, upon the exercise of the Right, to receive that number of Shares having a market value of two times the exercise price of the Right. In addition, if, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction, or more than 50% of its assets or earning power is sold, each holder of a Right (other than the Acquiring Person, whose Rights will have become void) will thereafter have the right to receive, upon the exercise at the then-current exercise price of the Right, that number of shares of common stock of the acquiring or surviving company having a market value of two times the exercise price of the Right.

     The purchase price payable for each one one-thousandth of a Preferred Share purchasable pursuant to the exercise of a Right, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

     At any time before an Acquiring Person acquires beneficial ownership of 15% or more of the Company's outstanding Common Shares, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, on such terms as the Company Board may establish in its sole discretion. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders will be entitled only to receive the foregoing redemption price.

     At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Shares, the Company may exchange the Rights (other than Rights beneficially owned by such Acquiring Person that will have become null and void), in whole or in part, at an exchange ratio of one Share or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right.

     The Company may, without the approval of the holders of the Rights, amend the Rights Agreement in order to (i) cure any ambiguity, (ii) correct or supplement any provision which may be inconsistent with any other provision, or
(iii) change or supplement or make any other provisions in any manner which the Company may deem necessary or desirable. After the Distribution Date, the Rights Agreement may not be amended in any manner that would adversely affect the interests of the holders of Right Certificates.

     Based on publicly available information, the Purchaser believes that, as of the date of this Offer to Purchase, the Rights are not exercisable, the Rights Certificates have not been issued and the Rights are evidenced by the Share Certificates. The Purchaser believes that, as a result of the commencement of the Offer, the Distribution Date may occur as early as 10 business days from the first public announcement of the Purchaser's intention to make the Offer, unless the Company Board determines to postpone the Distribution Date. The Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

     The existence of the Rights has the practical effect of precluding Parent and the Purchaser from consummating the Offer, regardless of the extent to which the Company's shareholders wish to sell their Shares pursuant to the Offer. In light of the substantial premium that Purchaser is offering to the Company's shareholders, Parent and the Purchaser believe that the failure of the Company to redeem the Rights or to render the Rights Agreement inapplicable to the Proposed Merger, insofar as the Rights subvert the wishes of the Company's shareholders to those of the Company Board and deny the Company's shareholders the opportunity to accept the Offer, constitutes a breach of the fiduciary obligations of the defendants to the Company's shareholders. In the Virginia Action, Parent and the Purchaser are seeking a declaratory judgment that the defendants have breached their fiduciary duties to the Company's shareholders by failing to redeem the Rights in response to the Offer. Parent and the Purchaser also seek an injunction prohibiting the Company from taking any action with respect to the Rights Agreement that is designed to further hinder, impede, thwart, interfere with, and/or delay, or that would have the effect of further hindering, impeding, thwarting, interfering with, and/or delaying, the Offer or the efforts of Parent to acquire control of the Company.

     Affiliated Transaction Condition. Sections 13.1-725 to 727.1 of the VSCA (the "Virginia Affiliated Transactions Act") limits, subject to certain exceptions, "affiliated transactions" with any holder of more than 10% of the Shares. The Purchaser believes that the Proposed Merger would be subject to the restrictions of the Virginia Affiliated Transactions Act unless, prior to the date on which Parent, the Purchaser and their affiliates acquire more than 10% of the Shares, a majority of the "disinterested directors" on the Company Board approve such acquisition.

     The Virginia Affiliated Transactions Act generally establishes a three-year period beginning on the date a person becomes an "interested shareholder" of a corporation that is incorporated in Virginia during which certain business transactions involving the interested shareholder and such corporation are prohibited unless approved by (a) the affirmative vote of a majority (but not less than two) of the disinterested directors and (b) the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. After such three year period, an affiliated transaction generally requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, unless the affiliated transaction is approved by the majority of the disinterested directors or it meets specified statutory fair price requirements.

     For purposes of the Virginia Affiliated Transactions Act:

     The term "affiliated transaction" means:

     (a) Any merger of the corporation or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;

     (b) Any share exchange in which any interested shareholder acquires one or more classes or series of voting shares of the corporation or any of its subsidiaries;

     (c) Except for transactions in the ordinary course of business, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of the corporation or of any of its subsidiaries having an aggregate fair market value in excess of five percent of the corporation's consolidated net worth as of the date of the most recently available financial statements, or (ii) any guaranty by the corporation or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent of the corporation's consolidated net worth as of the date of the most recently available financial statements;

     (d) The sale or other disposition by the corporation or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of the corporation or any of its subsidiaries having an aggregate fair market value in excess of five percent of the aggregate fair market value of all outstanding voting shares of the corporation as of the determination date except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;

     (e) The dissolution of the corporation if proposed by or on behalf of an interested shareholder; or

     (f) Any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger of the corporation with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent the percentage of the outstanding voting shares of the corporation or any of its subsidiaries beneficially owned by any interested shareholder.

     The term "announcement date" means the date of the first general public announcement of the proposed affiliated transaction or of the intention to propose an affiliated transaction or the date on which the proposed affiliated transaction or the intention to propose an affiliated transaction is first communicated generally to shareholders of the corporation, whichever is earlier.

     The term "interested shareholder" means any person that is:

     (a) The beneficial owner of more than 10% of any class of the outstanding voting shares of the corporation; however, the term "interested shareholder" does not include the corporation or any of its subsidiaries, any savings, employee stock ownership, or other employee benefit plan of the corporation or any of its subsidiaries, or any fiduciary with respect to any such plan when acting in such capacity. For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding includes shares deemed owned by the interested shareholder under the definition of "beneficial owner" but does not include any other voting shares that may be issuable pursuant to any contract, arrangement, or understanding, upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

     (b) An affiliate or associate of the corporation and at any time within the preceding three years was an interested shareholder of such corporation.

     The term "disinterested director" means, as to any particular interested shareholder:

     (a) any member of the board of directors of the corporation who was a member of the board of directors before the later of January 1, 1988 and the date on which the interested shareholder became an interested shareholder; and

     (b) any member of the board of directors of the corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors on the board.

     The voting requirements of the Virginia Affiliated Transactions Act do not apply to a particular affiliated transaction if (i) the corporation's initial articles of incorporation provide that the corporation not be governed by the Virginia Affiliated Transactions Act, (ii) the corporation's shareholders, by the action of a majority of the voting shares not owned by an interested shareholder, adopt, prior to the date on which the interested shareholder in question becomes an interested shareholder, an amendment to the articles of incorporation or the bylaws expressly opting out of the act or (iii) the acquisition of voting shares which made a person an interested shareholder was approved by a majority of the disinterested directors prior to the date on which such person became an interested shareholder. Any amendment adopted pursuant to clause (ii) of the preceding sentence would not become effective until eighteen months after the date of its approval. There are certain other exemptions from the voting requirements imposed by the Virginia Affiliated Transactions Act which the Purchaser does not believe are relevant with respect to the Company. Based on publicly available information, the Purchaser believes that the Company's Restated Articles of Incorporation (as amended, the "Company Articles of Incorporation") and the Company Bylaws do not exclude the Company from the coverage of the Virginia Affiliated Transactions Act.

     The Affiliated Transaction Condition would be satisfied if, prior to the date on which Parent, the Purchaser and their affiliates acquire more than 10% of the Shares, a majority of the disinterested directors on the Company Board approve such acquisition. The Purchaser believes that, if the Affiliated Transaction Condition is so satisfied, the Virginia Affiliated Transactions Act will not prohibit or be an impediment to consummating the Proposed Merger.

     Application of the Virginia Affiliated Transactions Act to the Proposed Merger could delay the Proposed Merger for at least three years. In light of the substantial premium that Purchaser is offering to the Company's shareholders, Parent and the Purchaser believe that the failure of the Company Board to approve the Offer or to take any other steps necessary to render the Virginia Affiliated Transactions Act inapplicable to the Proposed Merger, insofar as application of the Virginia Affiliated Transactions Act would subvert the wishes of the Company's shareholders to those of the Company Board and deny the Company's shareholders the opportunity to accept the Offer, constitutes a breach of the fiduciary obligations of the defendants to the Company's shareholders.

     Control Share Condition. The Company Bylaws presently provide that the Virginia Control Share Act does not apply to the Company. However, the Company Board could choose to amend the Company Bylaws to provide for the application of the Virginia Control Share Act. Under the Virginia Control Share Act, with certain exceptions, an "acquiring person" or "acquiring group" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights unless such voting rights are granted by a resolution approved by a majority of all the votes that could be cast in a vote on the election of directors by all outstanding shares other than "interested shares" of the issuing public corporation. For purposes of the statute:

        The term "acquiring person" means, with respect to any issuing public corporation, any person who has made or proposes to make a control share acquisition of shares of such issuing public corporation.

        The term "control share acquisition" means the direct or indirect acquisition, other than in an excepted acquisition, by any person of beneficial ownership of shares of an issuing public corporation that, except for the Virginia Control Share Act, would have voting rights and, when added to all other shares of such issuing public corporation which then have voting rights and are beneficially owned by such person, would cause such person to become entitled, immediately upon acquisition of such shares, to vote or direct the vote of, shares having voting power within any of the following ranges of votes entitled to be cast in an election of directors: (i) one-fifth or more but less than one-third of such votes; (ii) one-third or more but less than a majority of such votes; and (iii) a majority or more of such votes.

        The term "issuing public corporation" means a corporation that (i) is organized in Virginia and (ii) has 300 or more shareholders.

        The term "interested shares" means the shares of an issuing public corporation the voting of which in an election of directors may be exercised or directed by any of the following persons: (i) an acquiring person with respect to a control share acquisition; (ii) any officer of such issuing public corporation; or (iii) any employee of such issuing public corporation who is also a director of the corporation.

     The Virginia Control Share Act provides that an acquiring person may not vote shares acquired in a control share acquisition unless a majority of all the votes that could be cast in a vote on the election of directors by all outstanding shares other than interested shares approve a resolution granting the acquiring person voting rights with regard to the shares acquired in a control share acquisition. If the Company amends the Company Bylaws to have the Virginia Control Share Act apply to the Company, then unless the Purchaser has been accorded the right to vote the Shares acquired by it pursuant to the Offer, the Shares acquired pursuant to the Offer will not have voting rights.

     If the acquiring person owns 5% or more of the outstanding shares of the corporation, the acquiring person may, by delivering a "control share acquisition statement" to the corporation and giving an undertaking to pay the expenses of a special meeting, require the directors to call a special meeting of shareholders for the purpose of considering the voting rights to be granted the shares acquired or to be acquired by the acquiring person in a control share acquisition. The shares so acquired have voting rights only to the extent restored by a resolution approved by the shareholders. The resolution must be approved by a majority of the outstanding voting shares of the corporation entitled to vote on the election of directors other than the "interested shares."

     If the shares acquired by the acquiring person in any control share acquisition are accorded full voting rights and the acquiring person acquires shares entitled to cast a majority of votes which could be cast in an election of directors, unless otherwise provided in the corporation's articles of incorporation or bylaws before the control share acquisition has occurred, any shareholder, other than the acquiring person, has the right to dissent from the granting of voting rights and to demand payment for the fair value of their shares (which shall not be less than the highest price paid by the acquiring person or acquiring group in the control share acquisition) of such shareholder's shares in accordance with the dissenters' rights provisions of the VSCA.

     The above provisions do not apply if the articles of incorporation or bylaws of a corporation so expressly provide. The Company Bylaws currently exclude the Company from the restrictions imposed by such provisions. The Control Share Condition will be satisfied (i) so long as the Company Bylaws are not amended so as to cause the provisions of the Virginia Control Share Act to apply to the Company, or (ii) if so amended, the Purchaser, in its reasonable discretion, is satisfied that the Virginia Control Share Act is invalid or its restrictions are otherwise inapplicable to the Purchaser in connection with the Offer and the Proposed Merger for any reason, including, without limitation, those specified in the Virginia Control Share Act.

     Should the Company Bylaws be amended to provide that the Virginia Control Share Act apply to the Company, the Purchaser would consider all of its options, including delivering to the Company a "control share acquisition statement" relating to the Offer and the Proposed Merger together with a request to call (and an undertaking to pay the expenses of) a special meeting of the Company's shareholders (the "Special Meeting") at which shareholders would be asked to approve full voting rights for all Shares currently owned by Parent or to be acquired by the Purchaser pursuant to the Offer. Pursuant to the Virginia Control Share Act, if the Purchaser makes such request and owns at least 5% of the outstanding Shares at the time of such request, the Company Board would be required to call the Special Meeting within ten days and hold such meeting no sooner than 30 days (if requested by the Purchaser) and no later than 50 days after the receipt by the Company of the request that the meeting be held. If the Purchaser makes such request but owns less than 5% of the outstanding Shares, the Company Board would not be obligated to call such a meeting. If a Special Meeting were called, the Purchaser would consider soliciting proxies from the shareholders of the Company with respect to such meeting.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF ANY PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER, PARENT OR ANY OF ITS OTHER SUBSIDIARIES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     The Control Share Condition would be satisfied if, at the time Shares are accepted for payment pursuant to the Offer, the Company has not opted to have the Virginia Control Share Act apply to the Company or, if it has so opted, full voting rights have been granted to, or the Virginia Control Share Act is otherwise rendered invalid or inapplicable to, all Shares acquired by Parent and to be acquired by the Purchaser pursuant to the Offer. The Purchaser believes that, if the Control Share Condition is so satisfied, the Virginia Control Share Act will not prohibit or be an impediment to consummating the Proposed Merger. The grant of a proxy with respect to any Special Meeting is not a condition to the tender of Shares pursuant to the Offer.

     If the Company elects to opt into the Virginia Control Share Act and does not grant full voting rights to all Shares acquired by Parent and the Purchaser, and all Shares to be acquired by the Purchaser pursuant to this Offer, in accordance with the act, then consummation of the Proposed Merger will be delayed until the Special Meeting is held. In light of the substantial premium that Purchaser is offering to the Company's shareholders, Parent and the Purchaser believe that any action that would bring the Company within the provisions of the Virginia Control Share Act and thereby hinder and/or delay the consummation of the Offer and Proposed Merger, insofar as such action would subvert the wishes of the Company's shareholders to those of the Company Board and deny the Company's shareholders the opportunity to accept the Offer, would constitute a breach of the defendants' fiduciary duties to the Company's shareholders.

     Certain Requirements with Respect to Shareholders Meetings and the Company Board. Each member of the Company Board is elected for a term of one year and is elected at the Company's annual meeting of shareholders. Under the VSCA, shareholders may remove directors only at a special meeting called for such purpose. As permitted by the VSCA, the Company Bylaws provide that only the Company Board, the Chairman of the Board of the Company or the President of the Company may call a special meeting. As a result of these provisions, unless the Company Board, the Chairman of the Board of the Company or the President of the Company calls a special meeting in accordance with the Company Bylaws, Parent and the Purchaser will not be able to convene a special meeting of shareholders for purposes of effecting the Offer and the Proposed Merger or replacing the directors with new directors who would seek to take all actions necessary to effect the Offer and the Proposed Merger. Instead Parent and the Purchaser will only be able to take such actions at the Annual Meeting.

     The VSCA further provides that if any vacancy occurs on a board of directors (including any vacancy resulting from an increase in the number of directors), such vacancy may be filled by the board of directors or by the shareholders, provided that the term of any director elected by the board of directors to fill a vacancy will expire at the next shareholders' meeting at which directors are elected. The Company Articles of Incorporation are silent on the replacement of directors and the Company Bylaws state that the Company Board may fill all vacancies, including those resulting from an increase in the number of directors, by majority vote of the remaining directors, whether or not such number constitutes a quorum.

     If, prior to the first date for soliciting proxies for the Annual Meeting, Parent and the Purchaser consummate the Offer and the voting rights of the Shares owned by Parent, the Purchaser and their affiliates are not impeded due to the provisions of the Virginia Control Share Act or any other provision of applicable law, Parent and the Purchaser intend to nominate, and at the Annual Meeting vote their Shares in favor of, a slate of nominees who support the Proposed Merger.

     If, on the first date for soliciting proxies for the Annual Meeting, (i) the Offer has not been consummated or (ii) the Offer but not the Proposed Merger has been consummated and the voting rights of the Shares owned by Parent, the Purchaser and their affiliates are impeded due to the provisions of the Virginia Control Share Act or any other provision of applicable law, Parent and the Purchaser intend, if necessary, to nominate and solicit proxies for election at the Annual Meeting, a slate of nominees who support the Offer and the Proposed Merger. Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

     The Company Bylaws provide that, unless the Company Board fixes a different date, the annual meeting of shareholders shall be held on the first Wednesday of April of each year. The Company Bylaws further provide that the Company Board may postpone or cancel any annual meeting at any time prior to the designated meeting date and time either by issuing a press release reported on a national news service or by making a filing with the Commission. The Company's last annual meeting of shareholders was held on April 2, 2003. The VSCA provides that the circuit court of the city or county where a corporation's principal office is located may, after notice to the corporation, order an annual meeting of shareholders on petition of any shareholder entitled to participate in an annual meeting if an annual meeting was not held within fifteen months after the corporation's last annual meeting. It is therefore likely that the Annual

Meeting will be held prior to July 2, 2004. If not held by July 2, 2004, Parent and the Purchaser currently intend to take all legal action necessary to force the prompt holding of such meeting.

     Parent expects that, if elected, and subject to their fiduciary duties under applicable law, its nominees would seek to cause the Company Board to amend the Rights Agreement, redeem the Rights or otherwise act to ensure that the Rights Condition is satisfied; satisfy the Affiliated Transaction Condition; satisfy the Control Share Condition; approve the Proposed Merger; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated.

     Amendments to the Company Articles of Incorporation and the Company Bylaws. At this time, Parent and the Purchaser do not intend to seek any amendments to the Company Articles of Incorporation or the Company Bylaws as currently constituted.

     Dissenters' Rights. If the Proposed Merger is consummated, the shareholders who do not vote in favor of the Proposed Merger and who subsequently comply with the statutory procedures related to the exercise of their dissenters' rights (the "Proposed Merger Dissenters") will have the right to receive fair value for their Shares in connection with the Proposed Merger if, on the record date for determining shareholders entitled to receive notice of and to vote on the Proposed Merger, the Shares (i) are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and (ii) are not held by at least 2,000 record shareholders. In addition, if the Proposed Merger is an "affiliated transaction," the Proposed Merger Dissenters will have the right to receive fair value for their Shares in connection with the Proposed Merger if the Proposed Merger is not approved by a majority of the "disinterested directors" (as defined in this Section under the caption Affiliated Transaction Condition) on the Company Board.

     If the right to receive fair value is applicable and the statutory procedures for exercising or perfecting dissenters' rights are complied with in accordance with the VSCA, then the Company must pay to the Proposed Merger Dissenters the fair value of their Shares, plus accrued interest, within 30 days after receipt of a payment demand. To the extent Shares were not beneficially owned by a Proposed Merger Dissenter on the date of the first publication by news media or announcement of the Proposed Merger to shareholders generally, the Company may elect to withhold and offer to pay such payment to such Proposed Merger Dissenters who agree to accept such payment in full satisfaction of such Proposed Merger Dissenter's payment demand. Any Proposed Merger Dissenter who receives payment but believes that the amount paid by the Company is less than the fair value of its Shares may demand payment of its own estimate of the fair value of its Shares, less any payment already received from the Company. Any Proposed Merger Dissenter who receives an offer for payment but believes that the amount offered by the Company is less than the fair value of its Shares may reject the offer and demand payment of its own estimate of the fair value of its Shares. If such a demand for payment remains unsettled, then a judicial determination will be made of the fair value required to be paid in cash to such Proposed Merger Dissenters for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer or the market value of the Shares. Fair value may be less than the price paid for Shares pursuant to the Offer.

     In addition to the above-mentioned dissenters' rights that may arise in conjunction with the Proposed Merger, dissenters' rights may arise in conjunction with a decision of the shareholders to approve full voting rights for the Shares acquired by the Purchaser if the Company has opted in to the Virginia Control Share Act. See "Control Share Condition" earlier in this Section.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS, IF ANY. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE VSCA.

     "Going-Private" Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions and may under certain circumstances be applicable to the Proposed Merger. The Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority shareholders be filed with the Commission and distributed to minority shareholders before the consummation of any such transaction.

     Ohio Control Bid Statute. Sections 1701.01, 1707.041 and 1707.042 of the Ohio Revised Code (the "Ohio Control Bid Statute") purport to regulate any tender offer made to Ohio residents if, after such tender offer, the offeror would be the beneficial owner of more than 10% of any class of equity securities of a company that (i) either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1 million and (ii) has more than 10% of its beneficial or record equity security holders resident in Ohio, has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio or has 1,000 beneficial or record equity security holders who are residents in Ohio (a "Control Bid").

     The Ohio Control Bid Statute prohibits an offeror from making a Control Bid until the offeror has filed specified information with the Ohio Division of Securities. In addition, the statute requires any offeror making a Control Bid to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division of Securities and to send or deliver such information and the material terms of the proposed tender offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division of Securities.

     Within five calendar days of such filing, the Ohio Division of Securities may, by order, summarily suspend the continuation of the Control Bid to Ohio residents if it determines that the offeror has not provided all of the specified information or that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid. If the Ohio Division of Securities summarily suspends a Control Bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than fourteen calendar days after the date on which the suspension is imposed. The Ohio Division of Securities may maintain its suspension of the continuation of the Control Bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Control Bid Statute has not been provided by the offeror, that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid or that the Control Bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division of Securities maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division of Securities and to reinstitute the Control Bid by filing new or amended information pursuant to the Ohio Control Bid Statute.

     Based on a review of publicly available information, Parent and the Purchaser are unable to determine whether or not the Ohio Control Bid Statute applies to the Company. Nevertheless, the Purchaser has filed the information required under the Ohio Control Bid Statute with the Ohio Division of Securities and delivered a copy of such filing to the Company. If the Ohio Control Bid Statute applies to the Company and the Ohio Division of Securities suspends the Offer in Ohio, the Purchaser may be unable to accept for payment or pay for Shares tendered by Ohio residents or may be prevented from or delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

12.  SOURCE AND AMOUNT OF FUNDS.

     In order to finance the purchase of all outstanding Shares pursuant to the Offer, refinance certain debt of Parent, the Company and their subsidiaries, provide for debt that may need to be redeemed or repurchased and provide for adequate working capital (collectively, the "Transaction Financing Amount"), Parent and the Purchaser expect to use a combination of cash on hand and one or more new financings (the "New Financings"). As of March 31, 2003, Parent had approximately $121 million in cash and cash equivalents. To the extent relating to indebtedness of the Company and its subsidiaries, the information below is based upon a review of certain publicly available documents, but not all relevant documentation is publicly available.

     The Transaction Financing Amount will include approximately $2.4 billion to purchase all outstanding shares pursuant to the Offer and to pay certain related fees, expenses and payments.

     The Purchaser believes that the holders of approximately $1.03 billion in indebtedness of the Company will have the right to require the Company to repurchase this indebtedness upon the consummation of the Offer or the Proposed Merger at a purchase price of 101% of the outstanding principal amount of this indebtedness. Because the holders of this indebtedness may require the Company to repurchase it, this indebtedness (and the repurchase premium) will need to be included in the Transaction Financing Amount.

     If the New Financings require liens on the assets of the Company and its subsidiaries or require subsidiary guarantees, Parent may also be obligated to either secure on an equal and ratable basis with the New Financings, or elect to redeem, approximately $2.3 billion in principal amount of senior indebtedness of the Company.

     The Purchaser estimates, as of March 31, 2003, that the Company and its subsidiaries (excluding Dana Credit Corporation ("DCC")) had at least an additional $333 million in other indebtedness, including approximately $203 million under various Company lines. The Purchaser also estimates that, as of March 31, 2003, DCC had approximately $911 million in additional indebtedness, including approximately $60 million under their revolving credit facility.

     Parent expects that it will need to refinance, and the Transaction Financing Amount will include $290 million under accounts receivable securitization facilities.

     If the New Financings require guarantees by the Parent's subsidiaries or liens on certain assets of Parent or its subsidiaries, up to $1.3 billion of Parent's current indebtedness under various indentures may need to be equally and ratably secured by such liens or otherwise refinanced through the New Financings.

     In addition to the amounts listed above, in connection with the Offer and the Proposed Merger, Parent and its subsidiaries (including, following such transactions, the Company) may enter into one or more new credit facilities in an amount to be determined to provide additional working capital.

     There can be no assurance that the consummation of the Offer or the Proposed Merger, or the proposed New Financings, will not result in an event of default, cross default or other adverse consequences under any or all of the instruments defining the rights of the holders of indebtedness of Parent, the Company, DCC or their subsidiaries. As a result, it is possible that holders of all or a portion of any indebtedness of Parent, the Company, DCC or their subsidiaries may have the right to require its immediate payment and Parent may need to refinance this indebtedness (which in certain cases may require the payment of a makewhole premium). If this occurs, Parent would seek to repay or refinance this indebtedness with the proceeds of New Financings. Parent does not intend to structure the New Financings in a manner which would require the payment of substantial makewhole premiums.

     The New Financings are expected to take the form of one or more new credit facilities and private or public placements of debt securities (which may include term and revolving bank debt, accounts receivable securitizations and/or high yield bonds) and may also include other capital raising transactions. The availability of the New Financings will likely be subject to customary conditions, including, among other things, Parent's financial condition, the preparation, execution and delivery of mutually acceptable documentation, customary representations and warranties, covenants, mandatory prepayment provisions and events of default. In addition, the New Financings must comply with the "margin" regulations of the Federal Reserve Board to the extent the New Financings are incurred for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (such as, currently, the Shares) and are "directly or indirectly secured" by such stock. The margin regulations would generally limit the amount of "purpose" credit secured by margin stock to 50% of the "current market value" of such stock plus the "good faith value" of all non-margin collateral. Among other possible exemptions, the foregoing limitation may not apply if the Purchaser and Parent were to acquire at least 90% of the outstanding Shares or enter into a merger agreement with the Company. Parent expects to repay amounts outstanding under New Financings out of cash from operations and the proceeds from other short and long-term debt financings, although Parent does not have any firm plans with respect to other capital-raising transactions.

13.  DIVIDENDS AND DISTRIBUTIONS.

     If, on or after the date of this Offer to Purchase, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of this Offer to Purchase, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares (except for regular quarterly cash dividends on the Shares not in excess of $0.01 per Share having customary and usual record dates and payment dates), or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 11 and Section 14, (i) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CONDITIONS TO THE OFFER.

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if (i) at or prior to the Expiration Date, any one or more of the Minimum Tender Condition, the Rights Condition, the Affiliated Transaction Condition, the Control Share Condition, the Financing Condition, or the HSR Condition has not been satisfied, or (ii) in the reasonable judgment of the Purchaser, at any time on or after the date of this Offer to Purchase and before the Expiration Date (or thereafter in relation to any condition dependent upon the receipt of government approvals) for any such Shares (whether or not any

Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or have occurred:

          (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, or by any other person, domestic, foreign or supranational, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of the Proposed Merger or other business combination with the Company, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (2) seeking to prohibit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability of the Purchaser, Parent or any other affiliate of Parent to conduct their respective businesses or own such assets which, in any case, is unacceptable to Parent in its sole discretion, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares or Rights, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's shareholders, (4) seeking to require divestiture by the Purchaser, Parent or any other affiliate of Parent of any Shares, (5) seeking any material diminution in the benefits expected to be derived by the Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with the Company, (6) which otherwise, in the reasonable judgment of the Purchaser, might materially adversely affect the Purchaser, Parent or any other affiliate of Parent or the value of the Shares, (7) in the reasonable judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company and its subsidiaries, taken as a whole or (8) adversely affecting the financing for the Offer or Proposed Merger;

          (b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Purchaser, Parent or any other affiliate of Parent or (2) to the Offer or the Proposed Merger or other business combination by the Purchaser, Parent or any other affiliate of Parent with the Company, by any court, government or governmental, administrative or regulatory authority or agency, domestic, foreign (or supranational), which, in the reasonable judgment of the Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (8) of paragraph (a) above;

          (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, intellectual property, franchises, permits, permit applications, results of operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to, or the Purchaser shall have become aware of any fact which, in the reasonable judgment of the Purchaser, has or may have material adverse significance with respect to, either the value of the Company and its subsidiaries, taken as a whole, or the value of the Shares to the Purchaser;

          (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of the Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States, (5) a material change in United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company does business that could, in the reasonable judgment of the Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or the trading in, or value of, the Shares,
     (7) any decline in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index by an amount in excess of 15% measured from the close of business on July 7, 2003 or (8) in the case of any of the foregoing (other than clause (7)) existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

          (e) the Company or any of its subsidiaries or other affiliates shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization (other than by redemption of Rights in accordance with their terms as such terms have been publicly disclosed prior to the date of this Offer to Purchase), (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests (other than as aforesaid), (3) issued, pledged, distributed or sold, or authorized or proposed the issuance, pledge, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of employee stock options outstanding on the date of this Offer to Purchase or issued since that date in the ordinary course of business consistent with past practice, shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of capital stock of the Company (except for regular quarterly cash dividends on the Shares not in excess of $0.01 per Share having customary and usual record dates and payment dates), (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), (6) authorized or incurred any debt otherwise than in the ordinary course of business or any debt containing, in the reasonable judgment of the Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, agreement in principle or arrangement or understanding with any person or group that, in the Purchaser's sole opinion, could adversely affect either the value of the Company and its subsidiaries, taken as a whole, or the value of the Shares to the Purchaser, (9) entered into any new employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased or accelerated benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger, (10) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase, (11) transferred into escrow any amounts required to fund any existing benefit, employment, employee or severance agreement with any of the Company's and its subsidiaries' employees other than in the ordinary course of business and consistent with past practice, (12) amended or authorized or proposed any amendment to their respective articles of incorporation or bylaws or similar organizational documents, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of this Offer to Purchase or
     (13) agreed in writing or otherwise to take any of the foregoing actions or the Purchaser shall have learned about any such action which had not previously been publicly disclosed by the Company and also set forth in filings with the Commission;

          (f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates) or it shall be publicly disclosed or the Purchaser shall otherwise learn that (1) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of
     Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Commission on the date of this Offer to Purchase, (2) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

          (g) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company which does not contemplate the Offer;

          (h) (1) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company and its subsidiaries, taken as a whole, shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger or (2) any covenant, term or condition in any of the Company's or any of its subsidiaries' or other affiliates' instruments, licenses or agreements, in the reasonable judgment of the Purchaser, may have a material adverse effect on (A) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, intellectual property or franchises, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (B) the value of the Shares in the hands of the Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Parent of control of the Company); or

          (i) any approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party, including, without limitation, any action or non-action by the Ohio Division of Securities pursuant to the Ohio Control Bid Statute, and the termination or expiration of any waiting period under applicable foreign antitrust laws, which is necessary to consummate the Offer or the Proposed Merger shall not have been obtained on terms satisfactory to the Purchaser, in its reasonable discretion;

which, in the reasonable judgment of Parent or the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser or any of Parent's affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser, regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such conditions or may be waived by Parent or the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time and the waiver of any such right in one instance shall not be deemed a waiver with respect to any other instance. Any determination by Parent or the Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15.  LEGAL MATTERS AND REGULATORY APPROVALS.

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Parent's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the Introduction, Section 11 and Section 14 for a description of certain conditions to the Offer.

     Antitrust. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act shortly, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing, unless terminated prior thereto. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent. The waiting period will not be affected either by the failure of the Company (as opposed to Parent and the Purchaser) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Proposed Merger. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which Parent, the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that Parent and the Purchaser can obtain all regulatory approvals required for the Offer and the Proposed Merger without impairing the value of the transaction. Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, the Purchaser will prevail. See Section 11 and Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     Other State Takeover Statutes. In addition to Virginia, a number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc.
v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on a review of publicly available information concerning the Company, Parent and the Purchaser are presently aware of only one such law which may apply to the Offer (the "Ohio Control Bid Statute"). Though the Purchaser is unable to determine whether or not this statute does in fact apply to the Offer, the Purchaser has filed the information required under the Ohio Control Bid Statute with the Ohio Division of Securities and delivered a copy of such filing to the Company. If the Ohio Control Bid Statute applies to the Company and the Ohio Division of Securities suspends the Offer in Ohio, the Purchaser may be unable to accept for payment or pay for Shares tendered by Ohio residents or may be prevented from or delayed in consummating the Offer. Aside from the Ohio Control Bid Statute, the Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger and has not taken any affirmative actions to comply with any such laws. If any government official or third party seeks to apply any state takeover law to the Offer or Proposed Merger, or the Ohio Division of Securities takes any action under the Ohio Control Bid Statute to suspend the Offer, Parent and the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or Proposed Merger, Parent and the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Parent and the Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or Proposed Merger. In such case, Parent and the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 14.

     Other Foreign Approvals. According to the Company 10-K, the Company also owns property and conducts business in Argentina, Australia, Austria, Belgium, Brazil, Canada, China, Colombia, France, Germany, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Mexico, Netherlands, Poland, Slovakia, South Africa, Spain, Sweden, Taiwan, Thailand, Turkey, United Kingdom, Uruguay and Venezuela. In connection with the acquisition of the Shares pursuant to the Offer or the Proposed Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

16.  FEES AND EXPENSES.

     UBS Securities LLC is acting as Parent's financial advisor and the Dealer Manager in connection with the Offer and will receive customary compensation in connection with its services related to the Offer and the Proposed Merger. Parent has also agreed to reimburse UBS Securities LLC for certain out-of-pocket expenses and to indemnify UBS Securities LLC and certain related persons against various liabilities and expenses in connection with its engagement, including various liabilities and expenses under the federal securities laws. From time to time, UBS Securities LLC and its affiliates may actively trade the debt and equity securities of Parent and the Company for their own accounts or for the accounts of customers and, accordingly, may hold a long or short position in those securities. UBS Securities LLC provides various investment banking and other advisory services to Parent for which it receives customary compensation. From time to time, UBS Securities LLC and its affiliates have provided various financial advisory services to, and participated as a lender in a bank syndicate group that provided financing to, the Company.

     Purchaser has retained MacKenzie Partners, Inc. to act as Information Agent and Computershare Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities incurred in connection therewith, including liabilities under the federal securities laws.

     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

17.  MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares and Rights in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in Section 8 with respect to information concerning the Company.

                                          DELTA ACQUISITION CORP.

July 9, 2003

                                   SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Parent. The business address and telephone number of each such person is c/o ArvinMeritor, Inc., 2135 West Maple Road, Troy, Michigan 48084, (248) 435-1000. All such directors and executive officers listed below are citizens of the United States.

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
Joseph B. Anderson, Jr.    Director                  Chairman of the Board and Chief Executive Officer,
                                                     Vibration Control Technologies, LLC and A and D
                                                     Technologies LLC (Automotive Components). Mr.
                                                     Anderson, a director since July 2000 and a director
                                                     of Meritor from September 1997 until the merger of
                                                     Arvin Industries, Inc. and Meritor Automotive, Inc.
                                                     in July 2000 (the "2000 Merger"), is Chairman of the
                                                     Corporate Governance and Nominating Committee and a
                                                     member of the Environmental and Social
                                                     Responsibility Committee. He has served as Chairman
                                                     of the Board and Chief Executive Officer of
                                                     Vibration Control Technologies, LLC since January
                                                     2002 and of A and D Technologies LLC since 2003. He
                                                     was Chairman of the Board and Chief Executive
                                                     Officer of Chivas Industries LLC (and its
                                                     predecessor, Chivas Products, Ltd.) from October
                                                     1994 until March 2002. From December 1992 to July
                                                     1993, Mr. Anderson was President and Chief Executive
                                                     Officer of Composite Energy Management Systems, Inc.
                                                     (automotive components). Mr. Anderson served in a
                                                     variety of positions, primarily in manufacturing,
                                                     with General Motors Corporation (automotive) from
                                                     1979 until December 1992. He also served as an
                                                     assistant to the U.S. Secretary of Commerce from
                                                     1977 to 1979. Mr. Anderson is a director of Quaker
                                                     Chemical Corporation and R. R. Donnelley & Sons Co.
                                                     and is a trustee of Kettering University. He is also
                                                     a director, trustee or member of a number of
                                                     business, educational and civic organizations.

                                      S-I-1

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
Rhonda L. Brooks           Director                  Business Consultant. Ms. Brooks, a director since
                                                     July 2000 and a director of Meritor from July 1999
                                                     until the 2000 Merger, is a member of the
                                                     Environmental and Social Responsibility Committee.
                                                     She is currently a consultant for start-up firms and
                                                     serves as an advisor for a private equity company.
                                                     She served Owens Corning (building materials and
                                                     fiberglass composites) as President of the Exterior
                                                     Systems Business from June 2000 to July 2002; as
                                                     President of the Roofing Systems Business from
                                                     December 1997 to June 2000; as Vice President,
                                                     Investor Relations from January to December 1997 and
                                                     as Vice President-Marketing of the Composites
                                                     Division from 1995 to 1996. She served as Senior
                                                     Vice President and General Manager of PlyGem
                                                     Industries, Inc. (building and remodeling products)
                                                     from 1994 to 1995, and as Vice President -- Oral
                                                     Care and New Product Strategies, and Vice
                                                     President -- Marketing of Warner Lambert Company
                                                     (pharmaceuticals and consumer products) from 1990 to
                                                     1994. She was with General Electric Company from
                                                     1976 to 1990. She is a director of Central Vermont
                                                     Public Service Corporation.
Joseph P. Flannery         Director                  Chairman of the Board, President and Chief Executive
                                                     Officer, Uniroyal Holding, Inc. (Holding Company).
                                                     Mr. Flannery, a director since July 2000 and a
                                                     director of Arvin from 1991 until the 2000 Merger,
                                                     is a member of the Corporate Governance and
                                                     Nominating Committee and the Compensation and
                                                     Management Development Committee. He is the Chairman
                                                     of the Board, President and Chief Executive Officer
                                                     of Uniroyal Holding, Inc., positions he has held
                                                     since 1987. Mr. Flannery is a director of Newmont
                                                     Mining Corporation and The Scotts Company.

                                      S-I-2

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
William D. George, Jr.     Director                  Retired President and Chief Executive Officer, S.C.
                                                     Johnson Wax (Chemical Specialty Products). Mr.
                                                     George, a director since July 2000 and a director of
                                                     Arvin from 1994 until the 2000 Merger, is Chairman
                                                     of the Audit Committee and a member of the
                                                     Environmental and Social Responsibility Committee.
                                                     Since 1981, he served in a variety of positions with
                                                     S.C. Johnson Wax, until he became Executive Vice
                                                     President and Chief Operating Officer, Worldwide
                                                     Consumer Products from 1988 to 1990, and President,
                                                     Worldwide Consumer Products from 1990 to 1993. Mr.
                                                     George was elected President and Chief Executive
                                                     Officer of S.C. Johnson Wax in 1993, positions he
                                                     held until retirement in 1997. He is also a director
                                                     of Reilly Industries, Inc. and is a member of the
                                                     Board of Trustees of Carthage College.
Richard W. Hanselman       Director                  Chairman of the Board, Health Net, Inc. (Managed
                                                     Care Provider). Mr. Hanselman, a director since July
                                                     2000 and a director of Arvin from 1983 until the
                                                     2000 Merger, is a member of the Corporate Governance
                                                     and Nominating Committee. He is the Chairman of the
                                                     Board of Health Net, Inc., a position he has held
                                                     (including with its predecessor, Foundation Health
                                                     Corporation) since 1999. Earlier, Mr. Hanselman
                                                     joined Genesco, Inc. (footwear and apparel) in 1980
                                                     and was named Chief Executive Officer in 1981,
                                                     serving in that capacity and as Chairman of the
                                                     Board until 1986. Mr. Hanselman is a director of
                                                     Brass Eagle, Inc. He also serves on the boards of
                                                     three privately held companies and is Chairman of
                                                     one, and is an Honorary Trustee of the Committee for
                                                     Economic Development.
Charles H. Harff           Director                  Retired Senior Vice President, General Counsel and
                                                     Secretary of Rockwell International (Electronic
                                                     Controls and Communications and Automotive). Mr.
                                                     Harff, a director since July 2000 and a director of
                                                     Meritor from May 1997 until the 2000 Merger, is a
                                                     member of the Audit Committee and the Compensation
                                                     and Management Development Committee. From June
                                                     1984, when he joined Rockwell, until November 1994,
                                                     Mr. Harff served as Senior Vice President, General
                                                     Counsel and Secretary of Rockwell. From November
                                                     1994 to February 1996, Mr. Harff served as Senior
                                                     Vice President and Special Counsel of Rockwell, and
                                                     he served as a consultant to Rockwell from February
                                                     1996 to July 2001. He is a retired president and a
                                                     director of the Fulbright Association and a director
                                                     of several charitable and civic organizations.

                                      S-I-3

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
Victoria B. Jackson        Director                  President, Victoria Belle, Inc. (Jewelry). Ms.
                                                     Jackson, a director since July 2000 and a director
                                                     of Meritor from July 1999 until the 2000 Merger, is
                                                     a member of the Audit Committee. She currently
                                                     serves as President of Victoria Belle, Inc. (design,
                                                     manufacturing and marketer of specialty retail
                                                     products). She was President and Chief Executive
                                                     Officer of DSS/Prodiesel, Inc. (transportation
                                                     components) from 1979 until 1998, when the company
                                                     was sold to TransCom USA. She served as a consultant
                                                     to TransCom USA from 1998 to February 2000. Ms.
                                                     Jackson is a director of AmSouth Bancorporation and
                                                     PepsiAmericas, Inc. and is a member of various
                                                     business, educational and civic organizations.
James E. Marley            Director                  Retired Chairman of the Board, AMP Inc. (Electrical
                                                     and Electronics Components and Cabling Products).
                                                     Mr. Marley, a director since July 2000 and a
                                                     director of Meritor from April 1999 until the 2000
                                                     Merger, is a member of the Audit Committee and
                                                     Chairman of the Environmental and Social
                                                     Responsibility Committee. He is the retired Chairman
                                                     of the Board of AMP Inc., serving in that position
                                                     from 1993 to 1998. He served AMP as President and
                                                     Chief Operating Officer from 1990 to 1992, as
                                                     President from 1986 to 1990, and in a variety of
                                                     engineering and executive positions from 1963, when
                                                     he joined AMP, until 1986. He is also a director of
                                                     Armstrong Holdings, Inc. and a number of business,
                                                     educational and civic organizations, and is a member
                                                     of a number of engineering and management
                                                     professional associations.
James E. Perrella          Director                  Retired Chairman of the Board, President and Chief
                                                     Executive Officer, Ingersoll-Rand Company
                                                     (Industrial Components). Mr. Perrella, a director
                                                     since July 2000 and a director of Arvin from 1999
                                                     until the 2000 Merger, is a member of the Corporate
                                                     Governance and Nominating Committee and the
                                                     Compensation and Management Development Committee.
                                                     Mr. Perrella served as Chairman of the Board of
                                                     Ingersoll-Rand Company from 1993 until his
                                                     retirement in 2000. Between 1993 and October 1999,
                                                     he also served as President and Chief Executive
                                                     Officer of Ingersoll-Rand. Mr. Perrella is also a
                                                     director of Becton Dickinson and Company, Bombardier
                                                     Inc. and Milacron Inc.

                                      S-I-4

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
Martin D. Walker           Director                  Retired Chairman of the Board and Chief Executive
                                                     Officer, M.A. Hanna Company (Specialty Chemicals,
                                                     Plastics and Rubber Products). Mr. Walker, a
                                                     director since July 2000, is the Chairman of the
                                                     Compensation and Management Development Committee
                                                     and a member of the Corporate Governance and
                                                     Nominating Committee. He is a principal of MORWAL
                                                     Investments. Mr. Walker served M.A. Hanna Company as
                                                     Chief Executive Officer from October 1998 until June
                                                     1999 and as Chairman of the Board from October 1998
                                                     until December 1999. He had previously served M.A.
                                                     Hanna as Chief Executive Officer from 1986 until
                                                     December 1996 and as Chairman of the Board from 1986
                                                     until June 1997. He is a director of Comerica, Inc.,
                                                     Goodyear Tire and Rubber Co., Lexmark International
                                                     Group, Textron, Inc. and The Timken Company.
Larry D. Yost              Chairman of the Board     Mr. Yost has been a director since March 2000, when
                           and Chief Executive       he was elected to his present position, and was a
                           Officer                   director of Meritor from May 1997 until the 2000
                                                     Merger. Mr. Yost joined Allen-Bradley Company, LLC
                                                     (automation), a subsidiary of Rockwell, as a manager
                                                     in 1971 and, after serving in a number of
                                                     increasingly responsible management positions,
                                                     served as Senior Vice President, Operations, of
                                                     Allen-Bradley from July 1992 until November 1994. He
                                                     served as President, Heavy Vehicle Systems of
                                                     Rockwell from November 1994 until March 1997 and was
                                                     Senior Vice President and President, Automotive and
                                                     Acting President, Heavy Vehicle Systems of Rockwell
                                                     from March 1997 to September 1997. He served as
                                                     Chairman of the Board and Chief Executive Officer of
                                                     Meritor from May 1997 until July 2000. Mr. Yost is a
                                                     director of Kennametal Inc. and UNOVA, Inc. and is a
                                                     trustee of Kettering University.
Vernon G. Baker, II        Senior Vice President     Senior Vice President and General Counsel since July
                           and General Counsel       2000. Secretary of ArvinMeritor from July 2000 to
                                                     November 2001; Senior Vice President, General
                                                     Counsel and Secretary of Meritor from August 1999 to
                                                     July 2000; Vice President and General Counsel,
                                                     Corporate Research and Technology of Hoechst
                                                     Celanese Corporation, a subsidiary of Hoechst AG
                                                     (pharmaceuticals and industrial chemicals), from
                                                     1989 to July 1999.

                                      S-I-5

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
Diane S. Bullock           Vice President and        Vice President and Controller since August 2001.
                           Controller                Vice President, Corporate Development of
                                                     ArvinMeritor from July 2000 to December 2000; Vice
                                                     President and Controller of Meritor from September
                                                     1998 to July 2000; Assistant Controller of Meritor
                                                     from January 1998 to September 1998;
                                                     Controller -- Body Systems N.A. of ITT Automotive,
                                                     Inc. (automotive component supplier) from 1995 to
                                                     1997.
Linda M. Cummins           Senior Vice President,    Senior Vice President, Communications since July
                           Communications            2000. Senior Vice President, Communications of
                                                     Meritor from April 2000 to July 2000; Vice
                                                     President, Communications of Meritor from August
                                                     1999 to April 2000; Vice President of Advanced
                                                     Marketing and Worldwide Communications of United
                                                     Technologies Automotive (automotive component
                                                     supplier) from August 1997 to August 1999.
William K. Daniel          Senior Vice President     Senior Vice President and President, Light Vehicle
                           and President, Light      Aftermarket since July 2000. President of Arvin
                           Vehicle Aftermarket       Replacement Products business group from December
                                                     1999 to July 2000; Managing Director of Arvin
                                                     Replacement Products in Europe from January 1998 to
                                                     November 1999; Managing Director of Gabriel Europe
                                                     from May 1996 to December 1997.
Juan L. De La Riva         Senior Vice President,    Senior Vice President, Corporate Development &
                           Corporate Development &   Strategy, Engineering and Procurement since October
                           Strategy, Engineering     2001. Senior Vice President, Corporate Development
                           and Procurement           and Strategy of ArvinMeritor from July 2000 to
                                                     October 2001; Senior Vice President, Business
                                                     Development of Meritor from February 2000 to July
                                                     2000; Senior Vice President, Business Development
                                                     and Communications of Meritor from February 1999 to
                                                     February 2000; Vice President, Business Development
                                                     and Communications of Meritor from September 1998 to
                                                     February 1999; Managing Director -- Wheels, Light
                                                     Vehicle Systems of Meritor from September 1997 to
                                                     September 1998.
Thomas A. Gosnell          Senior Vice President     Senior Vice President and President, Commercial
                           and President,            Vehicle Systems since November 2000. Senior Vice
                           Commercial Vehicle        President and President, Heavy Vehicle Systems
                           Systems                   Aftermarket Products of ArvinMeritor from July 2000
                                                     to November 2000; Senior Vice President and
                                                     President, Worldwide Aftermarket of Meritor from
                                                     September 1999 to July 2000; Vice President and
                                                     General Manager, Aftermarket, of Meritor from
                                                     February 1998 to September 1999; General Manager,
                                                     Worldwide Aftermarket Services, Heavy Vehicle
                                                     Systems, of Meritor from September 1997 to February
                                                     1998.

                                      S-I-6

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
Perry L. Lipe              Senior Vice President     Senior Vice President and Chief Information Officer
                           and Chief Information     since July 2000. Vice President, Information
                           Officer                   Technology of Arvin from September 1998 to July
                                                     2000; Vice President, Information Technology of
                                                     Fisher Controls International, Inc. (valves,
                                                     regulators and instrumentation) from September 1992
                                                     to August 1998.
Terrence E. O'Rourke       President and Chief       Mr. O'Rourke has been a director and has served as
                           Operating Officer,        President and Chief Operating Officer of the Company
                           Director                  since June 2002. He was Senior Vice President and
                                                     President, Light Vehicle Systems, of the Company
                                                     (and of Meritor, prior to the 2000 Merger) from
                                                     March 1999 to May 2002. Before joining the Company,
                                                     he served as Group Vice President and President-Ford
                                                     Division of Lear Corporation (automotive component
                                                     supplier) from January 1996 to January 1999, and as
                                                     President-Chrysler Division of Lear from October
                                                     1994 to January 1996. From 1973 to 1994 he held a
                                                     number of management positions with Ford Motor
                                                     Company (automotive), including supply manager for
                                                     the Climate Control Division of North American
                                                     Automotive Operations (NAAO) and manager of
                                                     Procurement Operations for NAAO.
Debra L. Shumar            Senior Vice President,    Senior Vice President, Continuous Improvement and
                           Continuous Improvement    Quality since July 2002. Vice President, Quality of
                           and Quality               ArvinMeritor from July 2000 to July 2002; Vice
                                                     President, Quality of Meritor from 1999 to July
                                                     2000; Director, Quality, Light Vehicle Systems of
                                                     Meritor from 1998 to 1999; Director, Quality,
                                                     Structural Systems of ITT Automotive (automotive
                                                     component supplier) from 1994 to 1998.
S. Carl Soderstrom, Jr.    Senior Vice President,    Senior Vice President and Chief Financial Officer
                           Chief Financial Officer   since July 2001. Acting Treasurer since June 2003.
                           and Acting Treasurer      Senior Vice President, Engineering, Quality and
                                                     Procurement of ArvinMeritor from July 2000 to July
                                                     2001; Senior Vice President, Engineering, Quality
                                                     and Procurement of Meritor from February 1998 to
                                                     July 2000; Vice President, Engineering and Quality,
                                                     Heavy Vehicle Systems of Meritor from September 1997
                                                     to February 1998. Mr. Soderstrom is a director of
                                                     Lydall, Inc.

                                      S-I-7

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                                -----            ----------------------------------------------------
Craig M. Stinson           Senior Vice President     Senior Vice President and President, Light Vehicle
                           and President, Light      Systems, since June 2002. Senior Vice President and
                           Vehicle Systems           President, Exhaust Systems, of ArvinMeritor from
                                                     September 2000 to May 2002; Executive Vice
                                                     President, Exhaust Systems of ArvinMeritor from July
                                                     2000 to September 2000; Executive Vice President,
                                                     Exhaust Systems of Arvin from January 2000 to July
                                                     2000; Vice President -- General Motors Business
                                                     Group, Exhaust Systems of Arvin from June 1998 to
                                                     January 2000; Vice President -- DaimlerChrysler
                                                     Business Group, Exhaust Systems of Arvin from
                                                     February 1995 to June 1998.
Ernest T. Whitus           Senior Vice President,    Senior Vice President, Human Resources, since April
                           Human Resources           2001. Vice President, Human Resources-Commercial
                                                     Vehicle Systems of ArvinMeritor from July 2000 to
                                                     April 2001; Vice President, Human Resources-Heavy
                                                     Vehicle Systems of Meritor from October 1998 to July
                                                     2000; Director, Human Resources-Heavy Vehicle
                                                     Systems of Meritor from September 1997 to October
                                                     1998.
Bonnie Wilkinson           Vice President and        Vice President and Secretary since November 2001.
                           Secretary                 Assistant General Counsel of ArvinMeritor from July
                                                     2000 to November 2001; Assistant General Counsel of
                                                     Meritor from September 1997 to July 2000.

                                      S-I-8

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser. The business address and telephone number of each such person is Delta Acquisition Corp., c/o ArvinMeritor, Inc., 2135 West Maple Road, Troy, Michigan 48084 (248) 435-1000. All such directors and executive officers listed below are citizens of the United States.

                                                    CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                               TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
----                               -----            ----------------------------------------------------
Larry D. Yost              Chairman of the Board,   Director of the Purchaser since July 2003. Mr. Yost
                           Chief Executive          has been a director of ArvinMeritor since March
                           Officer and President    2000, when he was elected to Chairman of the Board
                                                    and Chief Executive Officer and was a director of
                                                    Meritor from May 1997 until the 2000 Merger. Mr.
                                                    Yost joined Allen-Bradley Company, LLC (automation),
                                                    a subsidiary of Rockwell, as a manager in 1971 and,
                                                    after serving in a number of increasingly
                                                    responsible management positions, served as Senior
                                                    Vice President, Operations, of Allen-Bradley from
                                                    July 1992 until November 1994. He served as
                                                    President, Heavy Vehicle Systems of Rockwell from
                                                    November 1994 until March 1997 and was Senior Vice
                                                    President and President, Automotive and Acting
                                                    President, Heavy Vehicle Systems of Rockwell from
                                                    March 1997 to September 1997. He served as Chairman
                                                    of the Board and Chief Executive Officer of Meritor
                                                    from May 1997 until July 2000. Mr. Yost is a
                                                    director of Kennametal Inc. and UNOVA, Inc. and is a
                                                    trustee of Kettering University.
S. Carl Soderstrom, Jr.    Senior Vice President,   Director of the Purchaser since July 2003. Senior
                           Chief Financial          Vice President and Chief Financial Officer of
                           Officer and Treasurer,   ArvinMeritor since July 2001. Acting Treasurer of
                           Director                 ArvinMeritor since June 2003. Senior Vice President,
                                                    Engineering, Quality and Procurement of ArvinMeritor
                                                    from July 2000 to July 2001; Senior Vice President,
                                                    Engineering, Quality and Procurement of Meritor from
                                                    February 1998 to July 2000; Vice President,
                                                    Engineering and Quality, Heavy Vehicle Systems of
                                                    Meritor from September 1997 to February 1998. Mr.
                                                    Soderstrom is a director of Lydall, Inc.
Vernon G. Baker, II        Senior Vice President,   Director of the Purchaser since July 2003. Senior
                           General Counsel and      Vice President and General Counsel of ArvinMeritor
                           Secretary, Director      since July 2000. Secretary of ArvinMeritor from July
                                                    2000 to November 2001; Senior Vice President,
                                                    General Counsel and Secretary of Meritor from August
                                                    1999 to July 2000; Vice President and General
                                                    Counsel, Corporate Research and Technology of
                                                    Hoechst Celanese Corporation, a subsidiary of
                                                    Hoechst AG (pharmaceuticals and industrial
                                                    chemicals), from 1989 to July 1999.

                                      S-I-9

                                  SCHEDULE II

                   TRANSACTIONS IN SHARES IN THE PAST 60 DAYS

     Purchases by ArvinMeritor, Inc.:

                                                              NUMBER OF
                                                               SHARES     PRICE PER
DATE                                                          PURCHASED    SHARE*
----                                                          ---------   ---------
6/2/2003....................................................     35,000   $ 9.5195
6/3/2003....................................................    250,000     9.6235
6/4/2003....................................................    100,000     9.7292
6/5/2003....................................................     95,000    10.2003
6/6/2003....................................................    200,000    10.9245
6/9/2003....................................................    225,000    10.6909
6/10/2003...................................................     75,000    10.7296
6/11/2003...................................................     92,100    11.0654
6/12/2003...................................................     13,200    11.5240
                                                              ---------
                                                              1,085,300
                                                              =========

     *Net of brokerage commissions.

                                      S-II-1

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

          By Mail:                       By Hand:                By Overnight Delivery:
 Computershare Trust Company    Computershare Trust Company    Computershare Trust Company
         of New York                    of New York                    of New York
     Wall Street Station             Wall Street Plaza              Wall Street Plaza
        P.O. Box 1010           88 Pine Street, 19th Floor     88 Pine Street, 19th Floor
   New York, NY 10268-1010          New York, NY 10005             New York, NY 10005

                                 By Facsimile:

                                 (212) 701-7636

                            Confirmation of Receipt
                                 of Facsimile:
                              (By Telephone Only)

                                 (212) 701-7624

     All questions and requests for assistance regarding the offer should be directed to the Information Agent, MacKenzie Partners, Inc., or to the Dealer Manager, UBS Securities LLC, at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           (MACKENZIE PARTNERS LOGO)

                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                                       or

                         CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com

                      The Dealer Manager for the Offer is:

                                   (UBS LOGO)

                          299 Park Avenue, 39th Floor
                            New York, New York 10171
                        (866) 504-7355 (Call Toll Free)